UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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INVITATION TO THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 3, 2019

Dear Fellow Stockholder,

2019 has been an exciting year for TransDigm! As you know, we recently completed the acquisition of Esterline Technologies Corporation, our largest acquisition to date for approximately $4 billion. The acquisition took us from 10,100 employees to around 21,000 employees, from 34 reporting business units to 54 reporting business units and from 69 manufacturing locations to 123 manufacturing locations. In addition, this month we declared a $30 per share special dividend. Our operating results have been strong through the first three quarters of fiscal 2019 and our stock recently reached an all-time high share price in August. Our Board of Directors continues to oversee the management team as it executes on the same strategy that has driven superior earnings and exceptional stockholder returns since our founding in 1993.

We have called a Special Meeting of Stockholders in order to ask you to approve the 2019 Stock Option Plan. This will put us in the position to appropriately compensate and incentivize the expanded employee base we now have as a result of the Esterline acquisition. This new stock option plan is similar to plans previously approved by stockholders and is strongly linked to the Company’s performance. As has historically been the case, we intend that option awards at TransDigm will continue to consist of performance options linked to achievement of robust operational hurdles that we believe continue to drive the creation of sustainable stockholder value.

Please read the enclosed Proxy Statement, and we urge you to vote on the Internet, by phone or by completing and returning the enclosed proxy card.

Thank you for your continued support,

Kevin Stein

President and Chief Executive Officer

August 30, 2019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Thursday, October 3, 2019, at 9:00 a.m., Eastern time, to approve and adopt the Company’s 2019 Stock Option Plan.

Only stockholders of record at the close of business on August 16, 2019 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

Halle Fine Terrion

Secretary

August 30, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON OCTOBER 3, 2019.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/investor-relations/annual-proxy/

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To Be Held October 3, 2019

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on a matter to be voted on at the upcoming special meeting of stockholders. The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Thursday, October 3, 2019, at 9:00 a.m., Eastern time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form on or about August 30, 2019.

ABOUT THE MEETING

What is the purpose of the special meeting of stockholders?

At the Company’s special meeting of stockholders, stockholders will act upon a proposal to approve and adopt the Company’s 2019 Stock Option Plan. Pursuant to the Company’s bylaws, at a special meeting no business can be transacted or corporate action taken other than as stated in the notice of meeting. Accordingly, the only matter that will be brought before the meeting is the proposal to approve and adopt the Company’s 2019 Stock Option Plan.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Thursday, October 3, 2019, at 9:00 a.m., Eastern time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, August 16, 2019, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote. As of the record date, the Company had outstanding 53,374,740 shares of common stock.

How do I vote in person?

You may attend the special meeting and vote in person or by proxy. Please note that if you intend to vote your shares in person at the meeting and the shares are held in “street name”, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

How do I vote by proxy?

Whether or not you plan to attend the special meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors in favor to approve and adopt the Company’s 2019 Stock Option Plan. If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on October 2, 2019; you should not return your proxy card.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. Your presence at the special meeting, without any further action on your part, will not revoke your previously granted proxy.

What is a “broker non-vote”?

Under NYSE rules, banks, brokerage firms and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, including authorizing the implementation of any equity compensation plan. A “broker non-vote” occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Because the proposal to be voted on at the special meeting is not a “routine matter” for which your bank, brokerage firm or other nominee may have discretionary authority to vote, if you do not instruct your bank, brokerage firm or other nominee how to vote your shares, your bank, brokerage firm or other nominee will not have authority to vote on your behalf with respect to any of the proposals. Unless you attend the special meeting in person with a properly executed legal proxy from your bank, brokerage firm or other nominee, your failure to provide instructions to your bank, brokerage firm or other nominee will result in your shares of the Company common stock not being present and entitled to vote at the special meeting and not being voted on the proposal and your shares will not be counted for purposes of determining whether a quorum exists. Consequently, there cannot be any broker non-votes at the special meeting.

What constitutes a quorum?

The presence at the special meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. If your shares are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee how to vote your shares, your bank, brokerage firm or other nominee will not have authority to vote on your behalf with respect to the proposal, and your shares will not be counted for purposes of determining whether a quorum exists.

What vote is required to approve the proposal assuming that a quorum is present at the Special Meeting?

The approval of the proposal requires the affirmative vote of votes cast, in person or by proxy. In accordance with NYSE regulations, abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated cost of $14,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of August 16, 2019 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class (5)
Capital International Investors(1) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90071	5,143,974	9.64%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	5,120,651	9.59%
BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	3,697,541	6.93%
Berkshire Partners LLC(4) 200 Clarendon Street, 35th floor Boston, MA 02116	3,476,740	6.51%

(1)

Information obtained from a Schedule 13G/A filed by Capital International Investors, a division of Capital Research and Management Company, on February 14, 2019 and a Form 13F-HR filed by Capital International Investors on August 14, 2019 reporting holdings as of June 30, 2019. Capital International Investors has sole voting power over 5,143,962 shares.

(2)

Information obtained from a Schedule 13G/A filed by The Vanguard Group on February 12, 2019 on behalf of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. and a Form 13F-HR filed by Vanguard Group, Inc. on August 14, 2019 reporting holdings as of June 30, 2019. Vanguard Group, Inc. has sole voting power over 59,026 shares and shared voting power over 12,923 shares.

(3)

Information obtained from a Schedule 13G/A filed by BlackRock Inc. on February 6, 2019 on behalf of BlackRock Life Limited, Blackrock International Limited, BlackRock Advisors, BlackRock Netherlands B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Schweiz AG, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, Blackrock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock Singapore Limited, and BlackRock Fund Managers Ltd. and a Form 13F-HR/A filed by BlackRock Inc. on August 23, 2019 BlackRock has sole voting power over 3,301,978 shares.

(4)

Information obtained a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 10, 2014 and from information obtained from Berkshire Partners LLC. The shares are beneficially owned by or through certain affiliated investment entities, including direct ownership by Fund VII, Fund VII-A, Berkshire Fund VIII, L.P., Berkshire Fund VIII-A, L.P., Investors, Investors III, Berkshire Investors IV LLC, SF, SOS, SARF, and SP (collectively, the “Berkshire Entities”). Each of the Berkshire Entities beneficially owns the shares. Robert Small is a managing director of Investors and SP and is also a director of the Company.

(5)	Percentage of ownership is based on 53,374,740 shares of common stock of the Company outstanding as of August 16, 2019.

The following table sets forth information regarding the beneficial ownership of Company common stock as of August 16, 2019 with respect to each director and named executive officer of the Company (other than Mr. Paradie who has not been an employee since April 2, 2018) and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficial Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class

David Barr	31,531	1,880	33,411	*

William Dries	1,259	12,278	13,537	*

Mervin Dunn	1,450	9,278	10,728	*

Michael Graff(2)	23,886	2,457	26,343	*

Sean P. Hennessy	31,814	9,278	41,092	*

W. Nicholas Howley(3)	26,735	1,118,239	1,144,974	2.15%

Raymond F. Laubenthal(4)	173,075	104,880	277,955	*

Gary E. McCullough	540	1,880	2,420	*

Michele Santana	149	575	81	*

Robert J. Small(5)	3,536,793	14,778	3,551,571	6.65%

John Staer	91	8,378	8,469	*

Kevin Stein	8,158	283,400	291,558	*

Michael Lisman	1,459	29,800	31,259	*

James Skulina(6)	33,000	170,700	203,700	*

Jorge Valladares	9,000	119,150	128,150	*

Robert Henderson	25,000	264,494	289,494	*

All directors and executive officers as a group (19 persons)(7)	3,908,723	2,437,265	6,345,988	11.89%
*	less than 1%
(1)

Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of August 16, 2019. Assumes that performance-based options scheduled to vest on September 30, 2019 will fully vest. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of August 16, 2019, but excludes shares underlying options held by any other person. Percentage of ownership is based on 53,374,740 shares of common stock of the Company outstanding as of August 16, 2019.

(2)

Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children, 13,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children and 3,000 shares held by Mr. Graff’s wife.

(3)

Includes options to purchase 993,121 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family. Also includes options to purchase 1,924 shares that are held by Bratenahl Capital Partners, Ltd (“Bratenahl”). By virtue of his indirect ownership interest in Bratenahl, Mr. Howley may be deemed beneficial owner (within the meeting of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl. Mr. Howley disclaims beneficial ownerships of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

(4)

Includes 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.

(5)

Includes 3,476,740 shares held by entities related to Berkshire Partners LLC (see footnote (3) to the preceding table). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 22,878 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.

(6)	Includes 29,000 shares held in trust for the benefit of Mr. Skulina’s children.

(7)

Includes shares subject to options exercisable within 60 days of August 16, 2019. Includes (i) 3,382 shares held by Mr. Graff as trustee, 13,096 held by a trustee of a trust created by Mr. Graff’s wife and 3,000 shares held by Mr. Graff’s wife (see footnote (2)), (ii) 993,121 options to purchase shares of common stock held by Mr. Howley in trust for his family Bratenahl (see footnote (3)), (iii) 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 3,476,740 shares held by entities related to Berkshire Partners LLC and 22,878 shares held by Mr. Small as trustee (see footnote (5)), and (vi) 29,000 shares held in trust for the benefit of Mr. Skulina’s children (see footnote (6)).

WHY YOU SHOULD VOTE FOR THE 2019 STOCK OPTION PLAN

✓     Esterline acquisition expected to create significant stockholder value

✓     Equity grant practices incentivize strong ownership culture, aligning   management’s interests with those of long-term stockholders

✓     TransDigm’s track record for creating sustainable stockholder value

TransDigm’s exceptional operational performance and acquisition strategy has resulted in the creation of significant and sustainable cash generation. Effective capital allocation has resulted in accretive acquisitions or further investment into existing businesses. Our equity usage, while focused on aligning the interests of management with those of long-term stockholders, has been prudent and effective.

Esterline Acquisition

In March 2019 we completed the acquisition of Esterline Technologies Corporation, our largest acquisition to date with a transaction value of approximately $4 billion. Esterline includes a collection of over 20 business units that primarily develop, produce and market products for the aerospace and defense industry. This acquisition expands TransDigm’s platform of proprietary, sole source content with significant aftermarket exposure for the aerospace and defense industry. Esterline is hence highly complementary to our legacy business, and will help us to continue to deliver the private equity-like returns our investors have come to expect from an investment in our stock. As a significantly larger company going forward, we will require stock options to grant to management of the Esterline businesses and increased corporate management, thereby promoting the success of the acquisition. Already we have increased our number of optionholders during fiscal 2019 by about one-third.

	TransDigm Pre-Esterline	TransDigm Post-Esterline
Employees	10,100	≈21,000
Operating Units	34	54
Manufacturing Locations	69	123

Prudent Equity Grants have Created Alignment of Management Interests

Since 2008, incentives to management have been 100% performance linked; performance-based stock options vest only upon the achievement of robust performance conditions. Further, equity retention guidelines for management together with management’s belief in the Company, its stock and the stock’s potential for significant growth and dividend equivalent payments (DEPs) have resulted in management holding vested options for relatively long periods. This effectively aligns the interests of management with those of stockholders. As a result of these factors, management holds approximately 11% of the available equity on a fully diluted basis, with 6.5 million stock options outstanding, of which 2.9 million are fully vested.

TSR Outperformance and Special Dividends

Since 2014, we have returned $101 per share to stockholders in four special dividends, including a $30 special dividend paid on August 23, 2019. Further, our average annual return of 30% over the last five fiscal years and 39% over the last 10 fiscal years far exceeds the returns from the S&P 500 of 12% and 10%, respectively.

PROPOSAL TO APPROVE AND ADOPT THE TRANSDIGM GROUP INCORPORATED 2019 STOCK OPTION PLAN

On August 5, 2019, the Company’s Board of Directors approved, subject to stockholder approval, the Company’s 2019 Stock Option Plan (the “Plan”), which reserves an aggregate of 4,000,000 shares of common stock for issuance upon exercise of stock options. Unless terminated sooner by the Board of Directors, the Plan expires August 5, 2029.

The Plan is designed to assist the Company in attracting, retaining, motivating and rewarding key employees, directors or consultants, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of key employees, directors or consultants with those of the Company’s stockholders.

The Plan is important because equity compensation—and specifically stock options—is a significant component of the Company’s private equity-based compensation strategy and value-based culture and the continued use of stock options will help retain the Company’s key employees and recruit new employees. The Company has a history of and intends to continue to provide cash compensation to its top employees that is below the market median and cause the largest portion of their potential earnings to come from growth in the Company’s equity value. Additionally, the Plan will give the Company more flexibility in granting awards to new employees joining the Company as a result of future acquisitions, which are an essential part of the Company’s growth.

The Company is seeking stockholder approval of the Plan so that the shares of common stock reserved for issuance under the Plan may be listed on the New York Stock Exchange (“NYSE”). Such approval will require the affirmative vote of the majority of votes cast, in person or by proxy, provided that the total number of votes cast represent, either in person or by proxy, a majority of the shares of common stock outstanding on the record date. Pursuant to NYSE regulations, abstentions are treated as votes cast and will have the same effect as a vote against the proposal. Because the proposal is not a “routine matter” for which your bank, brokerage firm or other nominee may have discretionary authority to vote, if you do not instruct your nominee how to vote your shares, your nominee will not have authority to vote on your behalf.

Executive Compensation Philosophy

Overview and Key Take-Aways

As our investors are well aware, TransDigm’s guiding mission is unique amongst public companies in that our company goal is to provide the liquidity of a public company with private equity-like returns. By extension, our executive compensation program is designed with this private equity philosophy in mind and thus has the primary goal of closely aligning the interests of executives and other key employees with those of stockholders.

The Compensation Committee applies this philosophy with a focus on designing a competitive total compensation package that enables the Company to attract and retain qualified executives and senior management based on their responsibilities and the Company’s performance. The Committee is mindful that much of the competitive talent pool is in the private markets where ownership principles are heavily ingrained in the leadership team and reflected in compensation programs. As a result, management’s salaries are below peer medians, but there is considerable upside potential if the Company delivers superior or private equity-like performance.

To ensure that management interests are completely aligned with those of stockholders, the key tenets of the Company’s executive compensation program are:

✓    Incentives that are 100% performance-based

✓    Robust performance conditions that ensure no vesting unless targets are met

✓    Ownership policies that encourage long-term stock retention

✓    Dividend Equivalent Rights to “make-whole” executives who hold vested performance options

✓    Limited annual cash compensation (i.e., salary and annual performance-based incentive)

Robust Performance Conditions for Options

Options granted by the Company are tied to rigorous vesting hurdles based on Company performance against Annual Operating Performance (“AOP”) growth each year, with minimum vesting at 10% growth and maximum vesting at 17.5% growth. These are cumulative growth targets over a multi-year period, typically five years. The Compensation Committee chose the AOP metric to focus management on EBITDA growth, management of capital structure, cash generation, and acquisition performance.

How do we achieve our target growth? As described above, our long-term objective is to give stockholders well performing, private equity-like returns. We believe use of AOP as a metric best aligns management with that goal. In order to get to 17.5% growth, we must focus on underlying business operations, capital structure and utilization and growth through acquisitions. Generally, and on average, we plan to achieve our growth target as follows:

We believe use of this AOP option target maximally incentivizes our leadership team to drive sustainable long-term value for all stockholders. As defined, AOP growth effectively assesses value creation by taking into account many aspects of the Company’s performance without focusing on a single measure. As such, it is unique — eliminating the need for several different metrics—and achieves an unusually high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Incentivize Long-Term Executive Stock Ownership

To ensure continued alignment of management interests with those of stockholders, the Committee has adopted rigorous stock ownership guidelines that require the Executive Chairman to own at least $10 million in Company equity and the Chief Executive Officer to own at least $6 million in Company equity, including in each case at least half in actual common stock. Other officers are subject to lower, though similarly robust, guidelines. These robust guidelines, coupled with a strict prohibition on pledging, hedging and derivative trading for all employees, have ensured that management has and will continue to have a significant amount of value held in Company stock, thereby solidifying ongoing direct alignment with stockholders.

To ensure that optionholders are incentivized to retain (as opposed to exercise) fully vested performance options, the Committee believes it critical to equate employees to stockholders, ensuring they are not deprived of the benefits of being a stockholder. To that end, the Committee determined that optionholders be entitled to dividend equivalents.

Dividend Equivalents Explained

Dividend decisions, like at other companies, are a capital structure decision made by the Board based on the Company’s operations, cash flows, credit structure, availability of cash or borrowing capacity, outlook for acquisitions, favorable capital market conditions, the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities. However, unlike other companies, because of the Company’s consistent high cash flow and strategic view of leverage, the Company has historically paid special dividends that are unusually large and hard to predict.

It is important to note that dividend decisions are made exclusive of the compensatory impact. And vice versa compensation decisions are made without regard to the possibility of future dividend equivalent payments (DEPs).

	DEP	NO DEP
Stock Price Before Dividend	$100	$100
Option Strike Price	(25)	(25)

Option Value to Holder	75	75

$50 Dividend:
Stock Price After Dividend	$50	$50
Option Strike Price	(25)	(25)

Option Value to Holder	25	25

Dividend Equivalent Right	50	-

Value to Option Holder	$75	$25

No DEP Would be Significant Disincentive for Executive Management Team Who Receives Majority of Compensation in Stock Options

To align management and stockholders, the Company’s dividend equivalent plans provide optionholders with the right to receive DEPs if the Board declares a dividend on the Company’s common stock. The Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale of the vested option and could undermine the alignment of their interests with those of stockholders.

Importantly, pursuant to the DEPs, employees receive dividend equivalent payments on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested.

As illustrated above, the Committee believes that excluding employees from sharing in the capital return to all stockholders would be contrary to incentivizing them to maintain alignment with stockholder interests.

Compensation Philosophy is Working

That the Committee philosophy is creating value for stockholders is evidenced by:

✓	Strong Ownership Culture

o	Management holds ≈ 11% of available equity on a fully diluted basis

o	6.5 million stock options outstanding, of which 2.9 million stock options are fully vested as of the record date, August 16, 2019

o	≈250 employee stock option holders currently, up from ≈190 employee option holders at September 30, 2018, predominantly related to awards issued to Esterline management

✓	Long-term Growth in Stockholder Value

✓	Capital Returned to Stockholders

o	$101 per share in special dividends since 2014, or $5.5 billion

o	$598 million in share repurchases over past 5 years

✓	Exceptional Operational Performance Growth

(1)	Estimated fiscal 2019 Revenue and EBITDA As Defined information reflects the mid-point of the guidance range for the fiscal year ending 9/30/19 that was updated on 8/06/19.
Note:	EBITDA as Defined is a non-GAAP financial measure. See the Annex B for a historical reconciliation of EBITDA as Defined to Net Income.

o	FY 1993 – 2018 Revenue CAGR 19%

o	FY 1993 – 2018 EBITDA as Defined CAGR 23%

o	FY 1993 – 2018 EBITDA as Defined margin expansion from 20% to almost 50%

✓	Operational Excellence Continues

o	FY 2018 Revenue Growth of 9%

o	FY 2018 EBITDA As Defined Growth of 10%

o	YTD Q3 FY 2019 Revenue Growth of 39%

o	YTD Q3 FY 2019 EBITDA As Defined Growth of 29%

o	TDG stock price hit an all-time high during FY 2019

✓	Strategic Acquisitions Continue

o	FY 2018 – Completed three acquisitions for approximately $660 million

o	FY 2019 – Completed Esterline acquisition for approximately $4 billion

✓	Executive Pay is completely Aligned with Company Performance

o	No cash compensation for Executive Chairman and Vice Chairman (except for nominal amounts for health care co-premium and related tax)

o	Equity awards performance-conditioned

o	No tax gross-ups

o	Dividend equivalent payments received based on dividends paid to all stockholders

Conclusion

During fiscal 2018 and through the first three quarters of fiscal 2019, the Company continued to excel in its operations. The stock price performed well in 2018 and proceeded to hit an all-time high in August 2019, creating significant value for stockholders. The Company’s ongoing progress in executing its strategy for building and sustaining stockholder value, coupled with a compensation program heavily leaning toward performance-based criteria, form an appropriate framework within which executive compensation decisions are made by the Committee.

Summary of the Plan

The following description of the Plan is only a summary and is subject to and qualified by the complete text of the Plan, which is attached to this Proxy Statement as Annex A.

Key Changes in the 2019 Stock Option Plan

In recognition of emerging best practices, the Board of Directors incorporated into the 2019 Stock Option Plan (and made corresponding changes to the existing 2014 Stock Option Plan) the following provisions:

•

Elimination of liberal share recycling – the 2019 Stock Option Plan (as well as the amended 2014 Stock Option Plan) do not permit the recycling of shares (i.e., shares surrendered to pay the exercise price or taxes related to an exercise of a participant’s stock option would be extinguished under the Plan and will not be available for future issuance).

•

Restricted transferability – the 2019 Stock Option Plan (as well as the amended 2014 Stock Option Plan) expressly eliminates Compensation Committee discretion to permit transferability of options beyond limited circumstances. Options may not transfer options except, if permitted by the Committee, to members of the participant’s family, trusts or other entities for the benefit of one or more members of the participant’s family or to charitable institutions.

•

Clarified clawback provision – the 2019 Stock Option Plan (as well as the amended 2014 Stock Option Plan) clarifies the recoupment provision to include that clawback recovery would be applicable to not just the options granted under the plan but also any shares of stock acquired upon exercise or any proceeds from the sale thereof.

General

The Plan only permits the grant of stock options, including Nonqualified Stock Options and Incentive Stock Options, to participants. Other types of awards, such as restricted stock and other equity awards that are valued by reference to, or otherwise based on, the fair market value of the Company’s common stock, are excluded from the Plan. The Plan reserves 4,000,000 shares of common stock, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event, for the grant of stock options under the Plan. The Company projects that the shares available under the Plan will be sufficient for the Company’s compensation purposes for approximately five years.

All of the Company’s employees, directors and consultants are eligible to participate in the 2019 Plan. No participant may be granted stock options covering more than 1,500,000 shares of common stock in any calendar year.

Administration

The Plan will be administered by the Compensation Committee (the “Administrator”). The Administrator will determine who will receive awards of stock options under the Plan, as well as the number of shares underlying the stock options and the other terms and conditions of the stock options consistent with the terms of the Plan. The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. Notwithstanding the foregoing, the Board of Directors will perform the functions of the Administrator for purposes of granting awards of stock options under the Plan to non-employee directors. The Administrator may also delegate to the Company’s officers or employees, or other committees, the authority, subject to such terms as the Administrator determines, to perform such functions, including but not limited to administrative functions, as the Administrator may determine appropriate, including the appointment of agents to assist it in administering the Plan. Any action of the Administrator will be final, conclusive and binding on all persons, including participants in the Plan and their beneficiaries.

Terms of Stock Options

Pursuant to the terms of the Plan, the Committee may grant stock options that either (i) qualify as incentive stock options (the “Incentive Stock Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) do not qualify as Incentive Stock Options (the “Non-Qualified Stock Options”). To qualify as an Incentive Stock Option, a stock option must meet certain requirements set forth in the Code. Such Incentive Stock Options qualify for special tax treatment in the United States, as discussed below in “Federal Tax Consequences of Stock Options.” All stock options will be evidenced by the execution of a stock option agreement in a form approved by the Administrator.

The option price per share of common stock under a stock option will be determined by the Committee at the time of grant and will be not less than 100% of the fair market value of the common stock at the date of grant, or with respect to Incentive Stock Options, 110% of the fair market value of the common stock at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

The term of each stock option may not exceed ten years from the date the stock option is granted or, with respect to Incentive Stock Options, five years in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. All vested stock options expire (with certain limited exceptions with respect to participants who are prohibited from selling the Company’s common stock during certain periods pursuant to the Company’s insider trading policy) (i) at the opening of business on the day of the termination of participant’s service to the Company by the Company for Cause (as defined in the stock option agreement), except in the case of certain officers, (ii) one year from the date of the termination of a participant’s service to the Company by reason of disability or death, and (iii) six months from the date of the termination of participant’s service to the Company for any other reason, provided that Incentive Stock Options will cease to be Incentive Stock Options on the expiration of three months from the date of the termination of the participant’s service to the Company and shall thereafter be Non-Qualified Stock Options. Unvested stock options will not become vested or exercisable upon or after the termination of a participant’s service to the Company for any reason, except as may be otherwise provided by the Committee or as set forth in a written agreement between the participant and the Company.

No stock option is transferable by the participant other than by will or by the laws of descent and distribution and will be exercisable during the lifetime of the participant only by the participant. Notwithstanding the foregoing, if permitted by the Committee, a participant may transfer stock options, other than Incentive Stock Options, during the participant’s lifetime to certain persons or entities related to the participant, including but not limited to members of the participant’s family, trusts or other entities for the benefit of one or more members of the participant’s family or to charitable institutions, pursuant to such conditions and procedures as the Committee may establish, including the condition that the Committee receive satisfactory evidence that the transfer is being made for estate and/or tax planning purposes.

Dividend Equivalent Rights under the Plan

The Board of Directors plans to adopt a dividend equivalent plan in conjunction with the Plan consistent with the existing dividend equivalent plans of the Company as described above. Under the dividend equivalent plan participants will have the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. The dividend equivalent plan will provide that Participants who hold vested stock options at the time any such dividend is declared are eligible to receive a dividend equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had his or her vested stock option been fully exercised immediately prior to such declaration. The dividend equivalent plan will also provide that participants who hold unvested stock options at the time the Company declares a dividend would be eligible to receive a cash dividend equivalent payment equal to the amount such participant would otherwise have been entitled to receive had his or her unvested stock option been fully vested and exercised immediately prior to such declaration; provided, such payment is not to be made until the date such stock option vests pursuant to its terms.

Option Program

Although the Plan does not restrict the manner in which stock options are issued, the Board intends that the stock options will be issued under an equity incentive program that will generally be consistent with the Company’s current option awards as described above and will include the features described below. Individual awards may differ.

The stock options granted under the equity incentive program under the Plan will vest solely based on the achievement of specific performance-based targets. Pursuant to the terms of the stock option agreement evidencing the grant of a stock option award, the Company contemplates that the options will vest each year based on the Company meeting certain annual operational targets, generally over a period of five fiscal years after the grant date (the “annual operational targets”). The Company contemplates that annual operational targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA As Defined as reported by the Company and an acquisition-weighted multiple over (ii) net debt (adjusted for dividends and other equity transactions) to (b) the Company’s number of diluted shares as of such date (the “AOP”). The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance, as appropriate to the different performance periods. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

For maximum vesting, the growth rate required is 17.5% for each performance period. The Committee identified this CAGR range as an appropriate driver of our management team at the base and maximum payout thresholds because it will incent them to create value for stockholders at a rate that outperforms the typical private equity model. Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. Targets are set by taking the prior year’s AOP and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart on the following page, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

The Company contemplates that if the operational performance per diluted share exceeds the maximum vesting target in an applicable year, participants will be able to treat such excess amounts as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of eligible operational performance options would otherwise have vested for such fiscal years.

The Company contemplates that with respect to annual operational targets, in certain limited situations, including but not limited to in the event of any dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution of Company assets to stockholders, or any other extraordinary or non-recurring change affecting the Company or the share price of the stock, or changes in applicable laws, regulations or accounting principles, the Committee will be able to make such equitable adjustments as it determines are necessary to such targets to prevent dilution or enlargement of the stock option benefits. In addition, the Company contemplates that in the event of a change in control, stock options will become fully vested.

During their employment, a majority of the Company’s existing optionholders will be required to maintain ownership of a minimum value of their current option holdings. In general, the Company’s holding requirements, which are specific for each individual, require the Company’s Executive Chairman to retain shares or in-the-money vested options with a value of $10,000,000, of which $5,000,000 must be held in stock; the Company’s Chief Executive Officer to retain shares or in-the-money vested options with a value of $6,000,000, of which $3,000,000 must be held in stock; the Company’s other officers retain shares or in-the-money vested options with a valued at $1.5 – $2.5 million. All management optionholders and directors have equity retention requirements of varying amounts.

Federal Tax Consequences of Stock Options

The following is a general summary of certain material United States federal income tax consequences with respect to the Incentive Stock Options and Nonqualified Stock Options, and does not address all aspects of United States federal income taxation that may be relevant to the participants and the Company in light of particular circumstances. In addition, this summary does not address any state, local or foreign tax consequences that may apply. The following discussion is based on the Code, existing and proposed regulations promulgated under the Code, published Internal Revenue Service rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Incentive Stock Options. No taxable income is recognized by the participant at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The participant will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the participant will recognize long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over (b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (b) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any additional gain recognized upon the disposition will be a capital gain. Special rules will apply where all or a portion of the exercise price of the Incentive Stock Option is paid by tendering common shares.

Nonqualified Options. No taxable income is recognized by a participant upon the grant of a Nonqualified Option. The participant will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the tax withholding requirements will apply to such income. Special rules will apply where all or a portion of the exercise price of the Nonqualified Option is paid by tendering common shares.

Deductibility of Executive Compensation. The Company generally will be entitled to a tax deduction in connection with a Nonqualified Stock Option in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Under Code Section 162(m), the Company is not entitled to deduct annual remuneration in excess of $1 million paid to certain of its employees unless such remuneration satisfies certain exceptions, including an exception for “performance-based compensation.” Under Treasury Regulations, compensation attributable to a stock option is deemed to be “performance-based compensation” or to satisfy the “performance-based compensation” test within the meaning of Code Section 162(m) if: (a) the grant is made by the compensation committee; (b) the plan under which the stock option is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and (c) under the terms of the stock option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant. If this proposal is approved by the stockholders and if the Compensation Committee, which is and will be comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code, makes grants of options thereunder, the Company’s deduction with respect to options granted under the Plan would not be subject to the deduction limit.

Adjustments for Stock Dividends, Mergers, Etc.

In the event of changes in the outstanding common stock of the Company or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award, or in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan, a substitution or adjustment will be made to the aggregate number of shares of common stock reserved for awards of stock options, the number of shares of common stock which may be granted or purchased pursuant to stock options, the number of shares of common stock covered by each outstanding award of stock options, and the price per share thereof in each such award. Any fractional shares issuable in connection with an adjustment may be eliminated.

Termination and Amendment of the Plan

Awards of stock options may be granted at any time until August 5, 2029, on which date the Plan shall terminate and no further awards may be granted. The Board of Directors may suspend or terminate the Plan at any time.

The Board of Directors may at any time, and from time to time, amend the Plan, provided however that stockholder approval is required for any amendment which would increase the maximum number of shares of common stock which may be issued pursuant to awards of stock options under the Plan (with the exception of certain adjustments for events as described in “Adjustments for Stock Dividends, Mergers, Etc.” above) and for any amendments that would otherwise violate any laws or regulations, including the stockholder approval requirements of the NYSE.

Benefits to Executive Officers under the Plan

The benefits or amounts that will be received by or allocated to certain executive officers and groups under the Plan is not determinable. The Company anticipates that it will make customary grants to executive officers and management employees in connection with promotions and new hires, including as a result of acquisitions, and to its non-employee directors. Mr. Howley and Mr. Henderson will receive grants in accordance with their employment agreement, as described above.

EQUITY COMPENSATION PLAN INFORMATION AS OF RECORD DATE AUGUST 16, 2019

Plan category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	6,473,215(2)	$236.93	1,792,132(3)

(1)	Includes information related to the 2003 stock option plan, the 2006 stock incentive plan and the 2014 stock option plan.

(2)

This amount represents 77,829, 3,217,568 and 3,177,818 shares subject to outstanding stock options under our 2003 stock option plan, 2006 stock incentive plan and 2014 stock option plan, respectively. No further grants may be made under our 2003 stock option plan and 2006 stock incentive plan although outstanding stock options continue in force in accordance with their terms. The weighted average remaining contractual term of the options outstanding is 3.3 years, 4.0 years and 8.5 years for outstanding options under our 2003 stock option plan, 2006 stock incentive plan and 2014 stock option plan, respectively.

(3)	This amount represents remaining shares available for award under our 2014 stock option plan.

Why You Should Vote in Favor of the Proposal

TransDigm’s exceptional operational performance and acquisition strategy has resulted in the creation of significant and sustainable cash generation. Effective capital allocation has resulted in accretive acquisitions or further investment into existing businesses. Our equity usage, while focused on aligning the interests of management with those of long-term stockholders, has been prudent and effective.

The acquisition of Esterline expands the Company’s platform of proprietary and sole source content for the aerospace and defense industries, including significant aftermarket exposure. The Esterline acquisition is highly complementary to our legacy business, and will enable us to continue to deliver the private equity-like returns our investors have come to expect from an investment in our stock. As a significantly larger company going forward, we will require options to grant to management of the Esterline businesses and increased corporate management, thereby promoting the success of the acquisition. Already we have increased our number of optionholders during fiscal 2019 by about one-third.

Since 2008, incentives to management have been 100% performance linked; performance-based stock options vest only upon the achievement of robust performance conditions. Further, equity retention guidelines for management together with management’s belief in the Company, its stock and the stock’s potential for significant growth and dividend equivalent payments (DEPs) have resulted in management holding vested options for relatively long periods. This effectively aligns the interests of management with those of stockholders. As a result of these factors, management holds approximately 11% of the available equity on a fully diluted basis, with 6.5 million stock options outstanding, of which 2.9 million are fully vested.

The Board unanimously recommends that stockholders vote FOR approval of this proposal.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes TransDigm’s compensation program for its executive officers. For fiscal 2018, our named executive officers and their titles were:

•	Kevin Stein, President and Chief Executive Officer
•	W. Nicholas Howley, Executive Chairman
•	Michael Lisman, Chief Financial Officer
•	James Skulina, Senior Vice President of Finance (now Executive Vice President)
•	Terrance Paradie, Former Executive Vice President and Chief Financial Officer
•	Robert Henderson, Vice Chairman
•	Jorge Valladares, Chief Operating Officer – Power Segment

CEO SUCCESSION

Effective April 25, 2018, Mr. Stein was appointed Chief Executive Officer, replacing Mr. Howley, who became Executive Chairman. Mr. Howley was a co-founder of TransDigm in 1993 and he has served as President and/or Chief Executive Officer of the Company from 2003 - April 2018.

The Company has been working toward this orderly Chief Executive Officer succession plan for founder Mr. Howley and Mr. Stein for approximately the last four years. The succession plan has been seamlessly executed and TransDigm’s strategy has remained unchanged.

Mr. Stein received a significant option grant as part of his promotion to Chief Executive Officer.

In addition, during fiscal 2018, TransDigm experienced executive management changes, as follows:

•	Effective January 2, 2018, Mr. Skulina was appointed Executive Vice President and Interim Chief Financial Officer, replacing Mr. Paradie. Mr. Paradie remained employed through April 2, 2018.
•

Effective July 26, 2018, Mr. Lisman was appointed Chief Financial Officer, replacing Mr. Skulina. Mr. Skulina served as Senior Vice President Finance from July 26, 2018 through November 9, 2018 and remains an Executive Vice President and is part of the integration team involved with the Esterline acquisition. Mr. Skulina is no longer an executive officer.

•

Effective June 18, 2018, Mr. Valladares was appointed Chief Operating Officer – Power Segment, filling the Chief Operating Officer role that was vacant upon Mr. Stein’s promotion to Chief Executive Officer. In April 2019 Mr. Valladares’ title changed to Chief Operating Officer.

Executive Compensation Philosophy — Overview and Key Take-Aways

As stated above, TransDigm’s guiding mission is unique amongst public companies in that our company goal is to provide the liquidity of a public company with private equity like returns. By extension, our executive compensation program is designed with this private equity philosophy in mind and thus has the primary goal of closely aligning the interests of executives and other key employees with those of stockholders.

To ensure that management interests are completely aligned with those of stockholders, the key tenets of the Company’s executive compensation program are:

✓    Incentives that are 100% performance-based

✓    Robust performance conditions that ensure no vesting unless targets are met

✓    Ownership policies that encourage long-term stock retention

✓    Dividend Equivalent Rights to “make-whole” executives who hold vested performance options

✓    Limited annual cash compensation (i.e., salary and annual performance-based incentive)

Incentives are 100% Performance-based

Both annual and long-term incentives are tied to Company performance against Annual Operating Performance (“AOP”) growth each year. Short-term incentives incorporate both AOP and EBITDA (as defined in the Company’s Credit Agreement), weighting each factor 50%. Long-term incentives are subject to achievement of cumulative growth targets over the applicable multi-year period. The Committee believes that the additional metric underpinning short-term incentives and the use of cumulative growth rates for long-term incentives mitigate any risk potentially associated with the use of the same metric of both annual and long-term incentives.

Robust Performance Conditions for Options

Performance incentives are subject to rigorous vesting hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the cumulative growth rate required is 17.5% for each performance period. The Committee chose the AOP metric to focus management on EBITDA growth, management of capital structure, cash generation, and acquisition performance.

Future capital structure changes are accounted for by adjustments made at the time such events occur. For instance, targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or other form of return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather simply ensures that the IRR targets established by the Committee are maintained.

Incentivize Long-Term Executive Stock Ownership

To ensure continued alignment of management interests with those of stockholders, the Committee has adopted rigorous stock ownership guidelines and a strict prohibition on pledging, hedging and derivative trading. These policies have ensured that management has and will continue to have a significant amount of value held in Company stock, thereby solidifying ongoing direct alignment with stockholders.

To ensure that optionholders are incentivized to retain (as opposed to exercise) fully vested performance options, the Committee believes it critical to equate employees to stockholders, ensuring they are not deprived of the benefits of being a stockholder. To that end, the Committee determined that optionholders be entitled to dividend equivalents.

Dividend Equivalents Explained

Dividend decisions, like at other companies, are a capital structure decision made by the Board based on the Company’s operations, cash flows, credit structure, availability of cash or borrowing capacity, outlook for acquisitions, favorable capital market conditions, the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities. However, unlike other companies, because of the Company’s consistent high cash flow and strategic view of leverage, the Company has historically paid special dividends that are unusually large and hard to predict.

It is important to note that dividend decisions are made exclusive of the compensatory impact. And vice versa compensation decisions are made without regard to the possibility of future dividend equivalent payments (DEPs).To align management and stockholders, the Company’s dividend equivalent plans provide optionholders with the right to receive DEPs if the Board declares a dividend on the Company’s common stock. The Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale of the vested option and could undermine the alignment of their interests with those of stockholders.

Importantly, pursuant to the DEPs, employees receive dividend equivalent payments on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested.

As illustrated above, the Committee believes that excluding employees from sharing in the capital return to all stockholders would be contrary to incentivizing them to maintain alignment with stockholder interests.

Limited Cash Compensation

Given the emphasis on performance-conditioned incentives, fixed cash executive compensation represents a reduced percentage of total compensation. In the case of Executive Chairman Mr. Howley and Vice Chairman Mr. Henderson, following amendments to their employment agreements in 2015 and 2016, respectively, they receive no base salary or annual bonus in cash except for nominal amounts to cover participation co-premiums for health insurance and related taxes. Moreover, for other executives that receive cash compensation, the company benchmarks between the 25 th and 35 th percentile of the Company’s peers for salary and bonus.

Compensation Philosophy is Working

That the Committee philosophy is creating value for stockholders is evidenced by:

✓	Strong Ownership Culture

o	Management holds ≈ 11% of available equity on a fully diluted basis

o	6.5 million stock options outstanding, of which 2.9 million stock options are fully vested as of the record date, August 16, 2019

o	≈ 250 employee stock option holders, up from ≈ 190 employee stock option holders as of September 30, 2018

✓	Capital Returned to Stockholders

o	$101 per share in special dividends since 2014, or $5.5 billion

o	$598 million in share repurchases over past 5 years

✓	Operational Excellence Continues

o	FY 2018 Revenue Growth of 9%

o	FY 2018 EBITDA As Defined Growth of 10%

o	YTD Q3 FY 2019 Revenue Growth of 39%

o	YTD Q3 FY 2019 EBITDA As Defined Growth of 29%

o	TDG stock price hit an all-time high during FY 2019

✓	Strategic Acquisitions Continue

o	FY 2018 – Completed three acquisitions for approximately $660 million

o	FY 2019 – Completed Esterline acquisition for approximately $4 billion

✓	Executive Pay is completely Aligned with Company Performance

o	No cash compensation for Executive Chairman and Vice Chairman (except for nominal amounts for health care co-premium and related tax)

o	Equity awards performance-conditioned

o	No tax gross-ups

o	Dividend equivalent payments received based on dividends paid to all stockholders

Conclusion

During fiscal 2018 and through the first three quarters of fiscal 2019, the Company continued to excel in its operations. The stock price performed well in 2018 and proceeded to hit an all-time high in August 2019, creating significant value for stockholders. The Company’s ongoing progress in executing its strategy for building and sustaining stockholder value, coupled with a compensation program heavily leaning toward performance-based criteria, form an appropriate framework within which executive compensation decisions are made by the Committee.

Excellence in Performance

Operationally, the Company had yet another good year in fiscal 2018 and strong growth continued through the first three quarters of fiscal 2019:

	YTD Q3 2019		FY 2018
Revenue	$3.8 billion	+ 39%	$3.8 billion	+ 9%
Net Income from Continuing Operations(1)	$543 million	-26%	$962 million	+53%
GAAP Earnings Per Share(1)	$9.22 per share		$16.28 per share

EBITDA As Defined	$1.7 billion	+29%	$1.9 billion	+ 10%
Adjusted Net Income(1)	$732 million	-2%	$991 million	+44%
Adjusted Earnings Per Share(1)	$13.01 per share		$17.83 per share

(1)

Note GAAP earnings per share and adjusted earnings per share figures were positively impacted by the enactment of US Tax Reform in FY 2018, thus negatively impacting the year-over-year comparison in YTD Q3 FY 2019.

Note:

EBITDA As Defined, Adjusted Net Income and Adjusted Earnings Per Share are all non-GAAP Measures. See the Annex B for a historical reconciliation of EBITDA As Defined to Net Income and Adjusted net income.

The Company continued its focus on effective capital allocation in fiscal 2018 completed three acquisitions of proprietary aerospace businesses for approximately $660 million. In fiscal 2019, the Company completed its acquisition of all the outstanding shares of Esterline Technologies Corporation (NYSE: ESL) for $122.50 per share in cash, or approximately $4 billion on March 14, 2019. Esterline, the largest acquisition in the Company’s history, was a collection of over 20 business units that primarily develop, produce and market products for the aerospace and defense industry. Of these businesses, TransDigm management initially deemed approximately 25% as non-core to TransDigm’s strategy and communicated the possibility of some divestitures. During the third quarter of fiscal 2019, the Company entered into two agreements to divest a majority of these non-core businesses, including Souriau-Sunbank and the EIT Group, for an aggregate estimated purchase price of $1.1 billion. The divestitures, subject to customary regulatory approvals and closing conditions, are expected to close prior to the end of calendar 2019.

In addition to acquisitions, the Company recently paid a special dividend of $30 per share, or approximately $1.7 billion, in August 2019, highlighting management’s commitment to return excess capital to shareholders.

Alignment of Executive Interests

The Committee believes that the superior operational performance and consistent stock price outperformance is a direct consequence of the continued alignment of the interests of management with those of stockholders. We believe that the confluence of these interests incentivizes management to execute on initiatives that drive the long-term success of the Company and continue to drive sustainable value creation for all its stakeholders.

Performance-driven Compensation

Critical to maintaining the link between management and stockholders is our executive compensation program. The performance-based incentives underscore the link between executive pay and Company performance. Pursuant to the amendments to their employment agreements, our Executive Chairman and Vice Chairman receive all but $7,000 and $10,000, respectively, (for healthcare and related taxes) in performance options – effectively 100% of their compensation is performance-based. Multi-year performance periods with robust performance hurdles ensure execution of initiatives that create long-term value. Once the performance options vest, stringent stock ownership guidelines coupled with the strict prohibition on hedging and pledging of Company shares ensure the prevalence of an ownership culture amongst executives that underpins the convergence of the interests of management and stockholders, ultimately responsible for the tremendous stockholder value evidenced over the history of the Company.

Executive Compensation Program

The Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers. Mr. Howley recommends to the Committee, for its approval, option awards and salary and bonus awards for Mr. Stein and, in conjunction with CEO Mr. Stein, recommends to the Committee, for its approval, option awards and compensation arrangements for Mr. Henderson and the Executive Vice President – Mergers & Acquisitions. Mr. Stein recommends to the Committee, for its approval, option awards and salary and bonus amounts for all other officers (other than Mr. Howley). The Committee reviews Mr. Howley’s and Mr. Stein’s recommendations and ultimately determines the salary, bonus and option award, if applicable. The Committee determines Mr. Howley’s salary and bonus amounts (from which his option award is determined) without input. Generally, individual performance, company performance, market conditions and other factors are considered in determining compensation. The Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that it makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

2018 Compensation Committee Actions

The Committee took routine actions during 2018, including granting options and approving annual salaries and bonuses.

In addition, the Committee approved a Second Amended and Restated Employment Agreement with Kevin Stein, pursuant to which Mr. Stein serves as President and Chief Executive Officer of the Company. Mr. Stein’s Employment Agreement amends and restates his prior Amended and Restated Employment Agreement dated December 14, 2016. The primary purpose of the amendments contained in the Mr. Stein’s Employment Agreement as compared to the prior employment agreement was to reflect Mr. Stein’s election to President and Chief Executive Officer, increase his base salary from $700,000 to $1,000,000, change his target bonus from 100% of his base salary to 125% of his base salary and increase the severance payable on certain employment termination events from 1.0 to 2.0 times his annual salary and bonus. Unless earlier terminated in accordance with its terms, the term of Mr. Stein’s Employment Agreement expires on September 30, 2024. See “Employment Agreements – Employment Agreement with Mr. Stein” on pages 46-47 for further information and a more complete description of the agreement.

Moreover, the Committee approved a Fifth Amended and Restated Employment Agreement with W. Nicholas Howley, pursuant to which Mr. Howley serves as Executive Chairman. Mr. Howley’s Employment Agreement amends and restates his prior Fourth Amended and Restated Employment Agreement dated December 10, 2015. Unless earlier terminated in accordance with its terms, the term of Mr. Howley’s Employment Agreement expires on September 30, 2024. The primary purpose of the amendments contained in Mr. Howley’s Employment Agreement is to reflect Mr. Howley’s transition from Chairman and Chief Executive Officer to Executive Chairman. Mr. Howley’s duties as Executive Chairman include capital allocation; mergers, acquisitions, divestitures and similar activities; overall corporate strategy; investor interaction and leadership of the Board of Directors. To provide for an orderly transition of senior executive leadership, Mr. Howley’s Employment Agreement contemplates the Board, with Mr. Howley’s consent, further modifying Mr. Howley’s duties in calendar year 2023 and reducing his compensation. See “Employment Agreements – Employment Agreement with Mr. Howley” on pages 47-49 for further information and a more complete description of the agreement.

The Committee also approved a new employment agreement for Michael Lisman and an amendment to Jorge Valladares’ employment agreement. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 49-50 for descriptions of the agreements.

As disclosed in last year’s proxy statement, on January 2, 2018, Terrance Paradie resigned from the Company for personal reasons, effective April 2, 2018. The Committee approved a severance for Mr. Paradie consistent with the provisions of his Employment Agreement if he had been terminated without cause or resigned for good reason. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 49-50 for a description of those provisions.

Developments Following Fiscal Year End

Employment Agreement with Robert Henderson

The Committee approved a Third Amended and Restated Employment Agreement with Robert Henderson whereby Mr. Henderson serves as Vice Chairman of the Company. Mr. Henderson’s prior employment agreement was scheduled to terminate on December 31, 2018. Mr. Henderson is responsible for integrating the Esterline business. Mr. Henderson’s Employment Agreement replaced his prior Second Amended and Restated Employment Agreement dated January 25, 2018. The term of the Employment Agreement will expire on December 31, 2021, unless earlier terminated by the Company or Mr. Henderson. Mr. Henderson’s Employment Agreement contemplates that he will spend full time working for the Company. This is a change from the prior agreement, which contemplated that Mr. Henderson would work approximately three-quarters time. Under the terms of Mr. Henderson’s Employment Agreement, Mr. Henderson will receive equity compensation in lieu of cash compensation for salary and bonus on similar terms to those contained in the employment agreement of Mr. Howley, the Company’s Executive Chairman. Under the terms of his Employment Agreement, Mr. Henderson will receive $10,000 in cash to cover his employee co-premiums for health benefits and related taxes and, for 2019 salary, a grant of options calculated on a Black Scholes basis with a 37.5% risk premium equal to $750,000. In addition, Mr. Henderson is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 80%, which will be paid in options calculated in the same manner as his salary. Mr. Henderson may give notice one time during the term of the Employment Agreement if he wishes to discontinue his receipt of equity compensation effective with his bonus or as of the following year. Other than the manner in calculating the option grant, which was a fixed number in Mr. Henderson’s prior employment agreement, these provisions did not change materially from the prior employment agreement. See “Employment Agreements – Employment Agreements with Other Named Officers” on pages 49-50 for further information and a more complete description of the agreement.

Amendment to the Company’s 2014 Stock Option Plan

On August 5, 2019, the Board of Directors adopted and approved an amended and restated 2014 Stock Option Plan. Among other things, the amendments 1) clarify that shares surrendered to pay the exercise price or taxes related to an exercise of the participant’s stock option are extinguished under the 2014 Stock Option Plan and will not be available for future issuance and 2) clarifies that participants are not allowed to transfer options, except, if permitted by the Committee, during the participant’s lifetime to certain persons or entities related to the participant, including but not limited to members of the participant’s family, trusts or other entities for the benefit of one or more members of the participant’s family or to charitable institutions, pursuant to such conditions and procedures as the Committee may establish. The amendments to the Company’s 2014 Stock Option Plan did not require stockholder approval.

Adoption of the Company’s 2019 Stock Option Plan

On August 5, 2019, the Board of Directors, at the recommendation of the Compensation Committee, adopted the 2019 Stock Option Plan, the approval of which is the subject of the special meeting and which is described in detail on pages 6-17 of this proxy statement.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

Overview

We intend that the largest portion of management’s potential earnings be based on total stockholder return. We accomplish that by granting performance based stock options pursuant to our 2014 Stock Option Plan and our 2019 Stock Option Plan, if approved by the stockholders; each of the 2014 Stock Option Plan and the 2019 Stock Option Plan authorizes only stock options and does not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance. Our stock option program covers management at the corporate level and our 54 operating units, for a total of approximately 250 people. Performance-based stock options reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by holding management to a minimum 10% AOP growth trajectory before any options can vest. Such structure effectively aligns the interests of stockholders and management. We only grant options that vest upon performance targets. We do not grant options that merely vest based on the passage of time.

The Committee does not make regular annual grants of options to its employees (other than to the Executive Chairman and, starting in fiscal 2019, the CEO). Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, the Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of future option vesting in order to promote maximizing long-term value.

Stock options vest based on the achievement of specific performance-based targets. Generally, initial options vest up to 20% annually based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Options awarded to Mr. Howley have different vesting provisions and options awarded to Mr. Howley and Mr. Henderson in lieu of salary and incentive compensation also have different vesting provisions. See “Employment Agreements – Employment Agreement with Mr. Howley” and “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 47-49 and 49-50, respectively, for further information.

Performance-based Option Vesting at Rigorous Targets

Option vesting is subject to rigorous performance hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in annual operating performance (AOP). For maximum vesting, the growth rate required is 17.5% for each performance period. The Committee identified this CAGR range as an appropriate driver of our management team at the base and maximum payout thresholds because it will incent them to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance, as appropriate to the different performance periods. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. As described below, they are set by taking the prior year’s AOP and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart on the following page, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

Targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends and share repurchases. To simplify, option targets and vesting are basically calculated as follows:

AOP, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use AOP growth (i.e., growth in intrinsic equity value) as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that management has focused on achieving since its inception in 1993.

•	Over the long term, we believe that market value of our stock will generally follow intrinsic value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2018, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012) and our four acquisitions totaling $1.6 billion in 2015.

Targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return of value to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.

Other Option Terms

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

In addition to vesting based on operational targets, in the event of a change in control, options become fully vested. The Company does not provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the NYSE exceeds two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Treatment of Options for Executives Upon Termination

Option agreements for certain officers, including all of the named executive officers, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During second fiscal year after grant date	20%
During third fiscal year after grant date	40%
During fourth fiscal year after grant date	60%
During fifth fiscal year after grant date	80%
After fifth fiscal year after grant date	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

The option agreements for options awarded to Mr. Howley provide for continued vesting following a termination of Mr. Howley by reason of death, disability, without cause, for good reason or retirement as described in detail under “Potential Payments Upon Termination or a Change in Control – Termination Payments for W. Nicholas Howley” on pages 47-49.

2018 Grants

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,411,399 shares of common stock were granted under the program in fiscal 2018. In addition, options to purchase 1,184,680 shares of common stock were granted under the program in fiscal 2019. Option granting for fiscal 2019 is complete; no further options will be granted in the fiscal year. The number of shares subject to the 2014 Stock Option Plan is 5,000,000, of which 2,876,222 shares remained available for granting under the plan as of September 30, 2018 and 1,792,132 remain available for granting under the plan as of the date hereof and will remain available whether or not the 2019 Stock Option Plan is approved. If approved, the number of shares subject to the 2019 Stock Option Plan is 4,000,000.

Dividends and Dividend Equivalents

Dividends

Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation optionality and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities.

Our preference for capital allocation is to make accretive acquisitions or invest in existing businesses. But, when acquisitions are not available, we elect to allocate capital to return to stockholders. Because of the constantly dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geo-political activity, competitive industry opportunities and pressures, these special dividends are unpredictable, episodic, and, unlike other companies, have historically been very large. Most recently, the Company paid two dividends, totaling $46 per share, in fiscal 2017 and one dividend of $30 in fiscal 2019; however, the Company paid no dividends in fiscal 2015, 2016 or 2018.

Dividend decisions are made exclusive of compensatory impact. And compensation decisions are made without regard to the possibility of dividend equivalent payments. However, due to the unique structure of our executive compensation program, which significantly underpays relative to peers short term but provides extraordinary upside in the long term, the Committee believes our use of DEPs are critical to the understanding of what motivates our executive team.

Dividend Equivalent Payments (DEPs)

In order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, we have dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments (DEPs) if the Board declares a dividend on the Company’s common stock. Maintaining an even playing field between constituencies is important to and consistent with the Company’s private equity compensation philosophy. As such, the Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale (e.g., to satisfy tax obligations) of vested options and could undermine the alignment of their interests with those of stockholders.

It is important to note that because our executives believe that our options are a good long-term investment, many of them hold options for a long period of time, maintaining alignment with stockholders. For example, almost half of the DEPs paid to Mr. Howley in 2018 were paid on vested options that been held for over five years.

Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth without a hyper focus on short term stock price fluctuations.

Importantly, pursuant to the dividend equivalent plans, employees receive DEPs on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested. Optionholders who hold vested stock options at the time a dividend is paid will receive a cash DEP equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options will receive a cash DEP equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Restricted Stock and Other Equity Awards

The 2014 Stock Option Plan and the 2019 Stock Option Plan, if approved, do not include the ability to issue restricted stock or equity awards other than options.

Equity Ownership Guidelines

We require management to maintain a significant personal investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Executive officers must retain half of their retention limit in stock. Mr. Howley is required to hold $10 million in aggregate value, Mr. Stein is required to retain $6 million in aggregate value and the other named executive officers are required to hold $1.5 - $2.5 million in aggregate value of stock or vested options.

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to achieve compliance with the holding requirement.

No director or employee is permitted to pledge Company stock or engage in short sales or other hedging transactions related to Company stock.

Base Salary

Executive Officers

Our philosophy is to pay base salaries at a level pegged at the lower end of similarly situated companies, preferring instead to weight the compensation of officers through performance-based equity. Specifically, we aim to pay fixed cash compensation to most executives at approximately the 25th to 35th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2018 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described below.

Consistent with the factors annually considered by the Committee, the Committee determined that, effective January 1, 2018, the base salaries of Messrs. Stein, Skulina and Valladares should be $740,000, $490,000 and $475,000 per year, respectively. Mr. Stein’s salary was increased to $1,000,000 in connection with his promotion to Chief Executive Officer. Mr. Skulina’s salary was increased to $600,000 in connection with his promotion to Interim Chief Financial Officer. Mr. Valladares’ salary was increased to $600,000 in connection with his promotion to Chief Operating Officer.

As discussed elsewhere in this proxy statement, Mr. Howley and Mr. Henderson do not receive a salary pursuant to the terms of their respective employment agreements. The only cash compensation each is entitled to is in the amount of $7,000 and $10,000, respectively, and is for health insurance and related taxes. The remaining compensation of each is paid in performance-based stock options. To put this in context, 100% of compensation of two of the top executives with the ability to influence the achievement of targets, have been incentivized purely through rigorous incentives that will drive value for stockholders. The Committee is confident this structure will promote the best alignment possible with our stockholders by holding them to rigorous operational achievements to vest.

More specifically, and again in accordance with his employment agreement, the Committee granted Mr. Henderson options to purchase 6,500 shares in lieu of his 2018 salary. Mr. Howley received options to purchase 18,026 shares, calculated in accordance with his employment agreement, in lieu of his 2018 salary. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” and “– Employment Agreement with Mr. Howley, Chief Executive Officer” on pages 49-50 and 47-49, respectively, for more details.

Use of Independent Compensation Consultant; Peer Considerations

In October 2017 the Committee engaged Veritas Executive Compensation Consultants to do a survey of total standard compensation components for the Company’s chief executive officer, chief operating officer, chief financial officer and an executive vice president. In doing so we specifically asked that they exclude DEPs for two reasons—first, because we think of DEPs more as putting the executive in the place of the stockholder without requiring an exercise (and typically accompanying sale to, for example, offset taxes) and second, because including episodic DEPs in a compensation exercise is not going to be as insightful as the anomalies of DEPs will distort any peer analysis.

Veritas used a peer group based on enterprise value at the Committee’s prior direction because we manage our business based on the enterprise value and EBITDA growth. The Committee previously rejected a revenue peer group as being not comparable with the Company because the Company’s market capitalization and enterprise value far exceeded those of the potential revenue-based peers. Companies were evaluated for inclusion in the peer group based on satisfying several of the following criteria: having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among stockholders and being in the same Global Industry Classification Standard (GICS) industry group and sub-industry group as the Company. For decisions affecting fiscal 2018, the Company used as its peer group the following companies:

Allison Transmission Holdings, Inc.	Fastenal Company
Ametek, Inc.	Flowserve Corporation
Amphenol Corporation	L-3 Communications Holdings, Inc.
AO Smith Corp.	Masco Corporation
Ball Corporation	PACCAR Inc.
BorgWarner Inc.	Parker-Hannifin Corporation
C.R. Bard	Rockwell Automation, Inc.
Colfax Corporation	Rockwell Collins, Inc.
Cummins Inc.	Roper Industries, Inc.
Dover Corporation	Stanley Black & Decker, Inc.
Textron Inc.

Annual Incentives

Executive officers participate in an annual incentive program. The annual incentives are paid in cash to the executive officers other than Messrs. Howley and Henderson (who receive their annual incentives in performance-based options). Target incentive amounts are based on a percentage of the officer’s salary pursuant to their respective employment agreements. The award structure, pay out contingencies and mechanics are fully transparent and can be easily ascertained by a third party following the calculations set forth below. Importantly, this process is non-discretionary and based on an objective assessment of the Company’s financial performance as follows:

•

(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•

(a) the Company’s “Annual Operational Performance per Diluted Share” (AOP) as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

Committee Discretion

The Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drivers of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

2018 Targets and Actual Awards

In fiscal 2018, the non-discretionary incentive calculation of EBITDA As Defined and AOP, with each component weighted equally, yielded 108.8% of the target. The Company’s EBITDA As Defined was $1,876.6 million and the midpoint of the Company’s initial guidance, as adjusted by the incremental EBITDA As Defined guidance attributable to the Company’s acquisitions was $1,850 million. The Company’s actual AOP was $176.56 as compared to the AOP target of $154.15. The $154.15 target represented growth of 17.5% from the fiscal 2017 Annual Operational Performance per Diluted Share. The increase in the actual Annual Operational Performance per Diluted Share over the target was primarily attributable to acquisitions during the year.

For fiscal 2018, Mr. Stein’s target incentive was 125% of his base salary during his tenure as Chief Executive Officer and 100% of his base salary during his tenure as Chief Operating Officer. Mr. Lisman’s target incentive was 80% during his tenure as Chief Financial Officer and was pro rated for the target incentives for his prior positions during the year. Mr. Valladares’ and Mr. Skulina’s incentives were also pro rated for promotions with the final amounts being 80%. The target incentives (in dollars), the calculated incentive based on the plan as described above, and the actual amount awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)
Kevin Stein	995,000	1,082,560	1,100,000
Michael Lisman	144,750	157,488	170,000
James Skulina	439,625	478,312	480,000
Jorge Valladares	394,375	429,080	430,000

Mr. Henderson is paid an annual incentive in options, as calculated in his employment agreement. His target annual incentive was options to purchase 5,900 shares. His calculated incentive was 6,419 shares and he was awarded 6,419 shares. In addition, in fiscal 2018, the Committee awarded Mr. Henderson a special bonus outside of the Company’s incentive plan to recognize that Mr. Henderson had formerly reduced his compensation to account for working 75% of his time in 2018. In actuality, Mr. Henderson worked full time in 2018 and spear headed a number of difficult management transitions and acquisition integrations. Accordingly, the Committee awarded Mr. Henderson an additional 5,000 options as special bonus compensation to account for the differential.

Mr. Howley’s target incentive value was set at 125% of his annual salary or, in dollars $1,615,175 and his calculated incentive value was $1,757,310. The Committee determined that Mr. Howley should be awarded a bonus reflecting a value of $1,800,000 for fiscal 2018, or 102% of his calculated incentive. The Committee noted that, under Mr. Howley’s leadership, the organizational transitions in the CEO and CFO roles were successful and that he, along with Mr. Stein, kept senior executives nearing retirement engaged and active in the business, that the Company achieved its plan for the year and completed successful financings, that it was an exceptional year for acquisitions, including the signing of the Esterline acquisition, and that completed acquisitions are performing ahead of the original acquisition plan and that the stock ended the year up 44%. Mr. Howley receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements – Employment Agreement with Mr. Howley, Executive Chairman” on pages 47-49 for more details.

Perquisites

The Company provided no perquisites in 2018.

Employment Agreements

For a description of existing employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Overview of Say-On-Pay Vote History & Advisory Firm Recommendation Effect

In the initial years of Say-On-Pay (SOP), between 2011 and 2014, the Company maintained its existing historical practice of biennial option grants. This grant pattern resulted in large reported compensation in alternating years, which in turn drove huge peaks and valleys in our SOP voting record, respectively, of the votes cast were voted in support of the Say on Pay proposal. These gyrations occurred despite the Company’s consistent performance and the nearly identical nature of the compensation program.

During engagement with holders representing a majority of our shares, we learned that portfolio managers and analysts who make the investment decisions were nearly unanimously in favor of the Company’s compensation practices. Investor stewardship representatives were also generally in favor of the Company’s compensation practices, although representatives at a few stockholders found fault with the 280G clause, which was eliminated after the 2012 vote, and suggested enhanced disclosure to help stockholders get comfortable with the operations of our incentive compensation program. As we moved through ensuing years, the same pattern of grants, adverse recommendations, and communications continued and we eventually concluded a change was needed to break this pattern.

Following subsequent stockholder outreach efforts in 2014, the Company bolstered the alignment of the interests of management and stockholders by:

•	Increasing certain officers’ equity retention requirements and requiring half to be held in common stock;

•	Determining to issue the chief executive officer annual option grants, rather than biennial grants;

•	Benchmarking total CEO compensation (exclusive of dividend equivalents) against the Company’s peer group;

•	Adopting a new non-discretionary short term incentive program, in lieu of the former discretionary bonus program;

•	Amending the insider trading policy to prohibit pledges, hedges and holding Company stock in margin accounts; and

•	Eliminating restricted stock and other broad equity awards from the 2014 Stock Option Plan.

The Company has continued to engage with stockholders regarding the Company’s compensation and other issues of importance to stockholders. For fiscal 2017, the Company reported a large magnitude of pay for the Company’s then-Chief Executive Officer, Mr. Howley, resulting from dividend equivalent payments related to two dividends totaling $46 per share paid during the year. As discussed in the 2018 proxy, we recognize that the $46 per share in dividends paid in fiscal 2017 may have appeared as outsized compensation because they are reflected in the Summary Compensation Table and thus, we believe, misrepresent an uptick in compensation. However, the Committee considers the ability of optionholders to share in the benefits of value creation right alongside our stockholders, as essentially making them whole for keeping fully vested options.

The Company proactively engaged with investors in 2017-2019 with the following results:

•

In total, the Company engaged with 22 of the top 25 stockholders, representing 74% of the shares outstanding as of the record date for the 2018 annual meeting and engaged with 21 of the top 25 stockholders, representing 75% of the shares outstanding as of the record date for the 2019 annual meeting.

•

18 of the 22 stockholders engaged voted “FOR” Say-On-Pay in 2018 and 17 of the 21 stockholders engaged voted “FOR” Say-On-Pay in 2019 and, in each case, were satisfied with the overall design of the executive compensation plan and its alignment with stockholders.

•	Of the stockholders engaged that voted “Against” Say-On-Pay in 2018 and 2019, there was no consistent reason cited.

Even though no changes to the incentive program had occurred, one proxy advisory firm recommended against Say-On-Pay at the 2018 annual meeting and the stockholder vote of 64.46% in favor reflected that adverse recommendation. The vote at the 2019 annual meeting was slightly higher at 67.48%, also with one proxy advisory firm recommending against.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officers serving during the year, the Chief Financial Officers serving during the year and two of the Company’s other most highly compensated executive officers serving as an executive officer at September 30, 2018 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($) (3)	Nonequity Incentive Compensation ($) (2)	All Other Compensation ($) (4)	Total ($)
Kevin Stein, President and Chief Executive Officer (5)	2018	838,333	17,440	19,695,375	1,082,560	1,837,900	23,471,608
	2017	680,000	3,000	4,808,830	742,000	5,496,800	11,730,630
	2016	611,250	23,328	--	536,672	15,900	1,187,150
W. Nicholas Howley, Executive Chairman (5)	2018	7,000	--	12,330,335	--	791,262	13,128,597
	2017	7,000	--	9,772,881	--	51,243,221	61,023,102
	2016	280,250	--	10,392,997	--	8,224,953	18,898,200
Michael Lisman, Chief Financial Officer (6)	2018	250,365	12,512	761,541	157,488	33,197	1,215,103
James Skulina, Senior Vice President – Finance(6)	2018	567,500	1,688	3,602,940	478,312	2,842,550	7,492,990
	2017	463,750	6,170	2,980,120	323,830	5,119,250	8,893,120
	2016	440,000	7,031	--	312,969	15,900	775,900
Terrance Paradie, Executive Vice President and Chief Financial Officer(6)	2018	281,250	--	1,518,000	--	1,183,140	2,982,390
	2017	520,000	2,300	3,047,850	445,200	3,107,050	7,122,400
	2016	498,750	14,834	--	355,167	2,688	871,439
Robert Henderson, Vice Chairman	2018	10,000	--	2,964,717	--	1,289,600	4,264,317
	2017	162,500	--	4,147,189	--	13,409,850	17,719,539
	2016	611,250	23,328	--	536,672	1,602,150	2,773,400
Jorge Valladares, Chief Operating Officer - Power	2018	503,590	920	4,933,500	429,080	896,700	6,763,790
	2017	438,760	500	--	310,500	4,744,125	5,493,885
	2016	398,750	25,163	2,596,500	284,837	578,525	3,883,775

(1)

Mr. Howley received all but $7,000 of his fiscal 2018 salary in options. The grant of options for calendar 2018 (i.e., including compensation for the first quarter of fiscal 2019) made during fiscal 2018 is included in the Option Awards column and represents $1,368,173 of the total. Mr. Henderson received all but $10,000 of his calendar 2018 salary in options. The grant of options for calendar 2018 (i.e., including compensation for the first quarter of fiscal 2019) made during fiscal 2018 is included in the Option Awards column and represents $440,690 of the total.

(2)

The Company has a performance-based annual incentive plan, with discretion to adjust awards upwards or downwards by up to 20%. The calculated amount is disclosed in the Nonequity Incentive Compensation column and any adjusted amount is disclosed in the Bonus column.

For Mr. Howley, his calculated incentive for 2018 was $1,757,310 and he was awarded $1,800,000. Pursuant to his employment agreement, Mr. Howley received a grant of options in fiscal 2019 in lieu of the cash incentive relating to 2018. Notwithstanding that the incentive award was granted in fiscal 2019, because it is in lieu of prior year incentive compensation, the fair value of the grant, which is $1,967,756, is reflected as an option award in the Summary Compensation Table for fiscal 2018. For Mr. Henderson, his annual incentive is set pursuant to his employment agreement to be paid in a fixed number of options (as adjusted by the percentage yielded by the annual incentive program); accordingly, Mr. Henderson received a grant of options in fiscal 2019 in lieu of the cash incentive relating to 2019. Notwithstanding that the incentive award was granted in fiscal 2019, because it is in lieu of prior year incentive compensation, the fair value of the grant, which is $663,917 is reflected as an option award in the Summary Compensation Table for fiscal 2018. Mr. Henderson also received an additional option award, valued at $517,150, in fiscal 2019 relating to fiscal 2018 performance as a special bonus, which is also reflected in the option award column.

(3)

The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s stock option plans. See Note 17 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2018 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(4)

Represents amounts paid pursuant to the Company’s 401(k) plan equal to $16,300, $280, $3,757, $16,300, $13,800, $400 and $16,300 for Messrs. Stein, Howley, Lisman, Skulina, Paradie, Henderson and Valladares, respectively, and dividend equivalents paid on vested options equal to $1,821,600, $790,982, $29,440, $2,826,250, $618,240, $1,289,200, and $880,400 for Messrs. Stein, Howley, Lisman, Skulina, Paradie, Henderson and Valladares, respectively. For Mr. Paradie also includes severance in the amount of $551,100.

(5)	Mr. Howley served as Chairman and Chief Executive Officer until April 25, 2018. Mr. Stein became Chief Executive Officer on such date.

(6)

Mr. Paradie resigned on January 2, 2018 effective April 2, 2018. His option awards reported in the table were forfeited. Mr. Skulina served as Executive Vice President and Interim Chief Financial Officer from January 2, 2018 – July 26, 2018. Mr. Lisman was appointed Chief Financial Officer on July 26, 2018.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2018 to the named executive officers.

Name	Grant Date		Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold (#)(2)	Target (#)(3)	Maximum (#)
Kevin Stein	11/08/17		995,000
	04/25/18	(4)		53,375	213,500	213,500	324.38	19,695,375
W. Nicholas Howley	11/08/17	(5)	1,615,175	29,971	119,884	119,884	284.97	9,099,196
	11/08/17	(6)		12,771	42,571	42,571	284.97	3,221,139
Michael Lisman	11/08/17	(7)	144,750	275	1,100	1,100	284.97	83,490
	01/24/18	(4)		2,025	8,100	8,100	303.90	678,051
James Skulina	11/08/17	(7)	439,625	5,250	21,000	21,000	284.97	1,593,900
	01/24/18	(8)		6,000	24,000	24,000	303.90	2,009,040

Terrance Paradie	11/08/17	(7)	400,000	5,000	20,000	20,000	284.97	1,518,000
Robert Henderson	11/08/17	(7)		4,250	17,000	17,000	284.97	1,290,300
	11/08/17	(9)		7,620	13,854	13,854	284.97	1,051,519
	12/27/17	(9)		390	710	710	273.81	52,661

Jorge Valladares	11/08/17	(7)	394,375	16,250	65,000	65,000	284.97	4,933,500

(1)

Represents target amount of annual cash incentive. The annual incentive plan is described in detail and actual amounts awarded are disclosed on pages 32-33. Actual amounts paid under the incentive plan are disclosed in the Summary Compensation Table on page 36. Even though his target amount is denominated in dollars, Mr. Howley received his annual “cash” incentive for 2018 in options in accordance with his employment agreement. Amounts have been pro rated and stated at the final year end target awards for individuals promoted during the year.

(2)

Calculated to represent the amount that would vest if the minimum AOPs were met in the applicable years. If the AOP (as hereinafter defined) is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares.

(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

(4)

Represents options that vest as follows: 5% if the AOP is at least $144.31 and 20% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, 2018, the AOP was $174.98 so 20% of the options vested), 5% if the AOP is at least $158.74 and 20% if the AOP is at least $181.13 per diluted share on September 30, 2019, 5% if the AOP is at least $174.62 and

20% if the AOP is at least $212.82 per diluted share on September 30, 2020, 5% if the AOP is at least $192.08 and 20% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 5% of the AOP is at least $211.29 and 20% if the AOP is at least $293.83 per diluted share on September 30, 2022.

(5)	Represents options that vest as follows: 25% if the AOP is at least $174.62 and 100% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(6)

Represents options that vest as follows: 10% if the AOP is at least $144.31 and 40% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, 2018, the AOP was $174.98 so 40% of the options vested), 10% if the AOP is at least $158.74 and 40% if the AOP is at least $181.13 per diluted share on September 30, 2019 and 5% if the AOP is at least $174.62 and 20% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(7)

Equity incentive award represents options that vest as follows: 12.5% if the AOP is at least $192.08 and 50% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $211.29 and 50% if the AOP is at least $293.83 per diluted share on September 30, 2022.

(8)

Represents options that vest as follows: 8.33% if the AOP is at least $144.31 and 33.33% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, 2018, the AOP was $174.98 so one-third of the options vest), 8.33% if the AOP is at least $158.74 and 33.33% if the AOP is at least $181.13 per diluted share on September 30, 2019 and 8.34% if the AOP is at least $174.62 and 33.34% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(9)

Represents options that vest 40% immediately on grant, 10% if the AOP is at least $144.31 and 40% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, the AOP was $174.98 so a total of 80% of the options were vested) and 5% if the AOP is at least $159.74 and 20% if the AOP is at least $181.13 per diluted share on September 30, 2019.

(10)	Mr. Paradie’s employment terminated on April 2, 2018 and all equity and nonequity awards set forth in the table were forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and restricted stock subject to forfeiture as of September 30, 2018 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	(1)	Option Exercise Price ($)	Option Expiration Date
Kevin Stein	158,400	39,600	(2)	191.79	11/13/2024
	--	71,000	(3)	269.42	11/10/2026
	42,700	170,800	(4)	324.38	04/25/2028

W. Nicholas Howley (5)	410,000	--		82.67	03/04/2021
	350,000	--		130.09	11/19/2022
	--	156,190	(6)	191.79	11/13/2024
	--	133,517	(7)	226.34	11/06/2025
	45,912	--		230.72	12/10/2025
	33,510	8,378	(8)	269.42	11/10/2026
	--	116,786	(9)	269.42	11/10/2026
	--	119,884	(10)	284.97	11/08/2027
	17,028	25,543	(11)	284.97	11/08/2027

Michael Lisman	1,920	1,280	(12)	217.70	01/20/2026
	--	1,100	(13)	284.97	11/08/2027
	1,620	6,480	(4)	303.90	01/24/2028

James Skulina	15,000	--		27.08	11/17/2018
	10,000	--		41.79	11/16/2019
	13,000	--		97.42	11/14/2021
	24,000	--		97.41	01/19/2022
	37,500	--		148.45	11/15/2023
	32,500	32,500	(14)	191.79	11/13/2024
	--	44,000	(3)	269.42	11/10/2026
	--	21,000	(14)	284.97	11/08/2027
	8,000	16,000	(15)	303.90	01/24/2028

Terrance Paradie	55,640	13,440	(2)	221.81	04/22/2025
	--	9,000	(3)	269.42	11/10/2026

Robert Henderson	45,000	--		82.67	03/04/2021
	67,500	--		130.09	11/19/2022
	105,600	26,400	(2)	191.79	11/13/2024
	--	44,000	(3)	269.42	11/10/2026
	6,800	1,700	(16)	250.79	12/14/2026
	--	17,000	(13)	284.97	11/08/2027
	11,084	2,770	(17)	284.97	11/08/2027
	568	142	(17)	273.81	12/27/2017

Jorge Valladares	15,000	--		80.80	04/27/2021
	10,750	--		130.09	11/19/2022
	62,000	--		148.45	11/15/2023
	--	45,000	(18)	226.34	11/06/2025
	--	65,000	(13)	284.97	11/08/2027

(1)

As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. If the AOP (as hereinafter defined) is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(2)	Options vest as follows: 5% of the total award if the AOP is at least $57.66 and 20% of the total award if the AOP is at least $92.85 per diluted share on September 30, 2019.

(3)

Options vest as follows: 12.5% if the AOP is at least $144.87 and 50% if the AOP is at least $191.37 per diluted share on September 30, 2020 and 12.5% if the AOP is at least $159.35 and 50% if the AOP is at least $224.86 per diluted share on September 30, 2021.

(4)

Options vest as follows: 5% of the total award if the AOP is at least $158.74 and 20% of the total award if the AOP is at least $181.31 per diluted share on September 30, 2019, 5% of the total award if the AOP is at least $174.62 and 20% of the total award if the AOP is at least $212.82 per diluted share on September 30, 2020. 5% of the total award if the AOP is at least $192.08 and 20% of the total award if the AOP is at least $250.07 per diluted share on September 30, 2021 and 5% of the total award if the AOP is at least $211.29 and 20% of the total award if the AOP is at least $293.83 per diluted share on September 30, 2022.

(5)

All options for Mr. Howley except 1,924 options expiring March 4, 2021 (which are owned by Bratenahl Capital Partners and of which Mr. Howley disclaims beneficial ownership) and those expiring on November 10, 2026 and November 8, 2027 (which are owned by Mr. Howley directly) are owned by Mr. Howley’s family trust.

(6)	Options vest as follows: 25% if the AOP is at least $57.66 and 100% if the AOP is at least $92.85 per diluted share on September 30, 2019.

(7)	Options vest as follows: 25% if the AOP is at least $98.01 and 100% if the AOP is at least $134.97 per diluted share on September 30, 2019.

(8)	Options vest as follows: 10% of the total award if the AOP is at least $131.70 and 20% of the total award if the AOP is at least $162.87 per diluted share on September 30, 2019.

(9)	Options vest as follows: 25% if the AOP is at least $144.87 and 100% if the AOP is at least $191.37 per diluted share on September 30, 2020.

(10)	Options vest as follows: 25% if the AOP is at least $174.62 and 100% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(11)

Options vest as follows: 10% of the total award if the AOP is at least $158.74 and 40% of the total award if the AOP is at least $181.13 per diluted share on September 30, 2019 and 5% of the total award if the AOP is at least $174.62 and 20% of the total award if the AOP is at least $212.82 per diluted share on September 30, 2020.

(12)

Options vest as follows: 5% of the total award if the AOP is at least $98.01 and 20% of the total award if the AOP is at least $134.97 per diluted share on September 30, 2019 and 5% of the total award if the AOP is at least $107.82 and 20% of the total award if the AOP is at least $158.59 per diluted share on September 30, 2020.

(13)

Options vest as follows: 12.5% if the AOP is at least $192.08 and 50% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $211.29 and 20% if the AOP is at least $293.83 per diluted share on September 30, 2022.

(14)

Options vest as follows: 12.5% if the AOP is at least $192.08 and 50% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $211.29 and 50% if the AOP is at least $293.83 per diluted share on September 30, 2022

(15)

Options vest as follows: 8.33% of the total award if the AOP is at least $158.74 and 33.33% of the total award if the AOP is at least $181.13 per diluted share on September 30, 2019 and 8.34% of the total award if the AOP is at least $174.62 and 33.34% of the total award if the AOP is at least $212.82 per diluted share on September 30, 2020.

(16)	Options vest as follows: 5% of the total grant if the AOP is at least $131.70 and 20% of the total grant if the AOP is at least $191.37 per diluted share on September 30, 2019.

(17)	Options vest as follows: 5% of the total award if the AOP is at least $159.74 and 20% of the total award if the AOP is at least $181.13 per diluted share on September 30, 2019.

(18)

Options vest as follows: 12.5% if the AOP is at least $98.01 and 50% if the AOP is at least $134.97 per diluted share on September 30, 2019 and 12.5% if the AOP is at least $107.82 and 50% if the AOP is at least $158.59 per diluted share on September 30, 2020.

Option Exercises in Last Fiscal Year

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2018.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Kevin Stein	--	--

W. Nicholas Howley	109,200	25,931,497

Michael Lisman	--	--

James Skulina	20,000	6,434,265

Terrance Paradie	25,000	3,690,650

Robert Henderson	40,000	9,596,744

Jorge Valladares	13,000	3,767,076

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Termination Payments for Kevin Stein, President and Chief Executive Officer

Pursuant to the terms of his employment agreement, if Mr. Stein is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2018, Mr. Stein had no unpaid but accrued salary and benefits. If Mr. Stein is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

Thus, if Mr. Stein had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, he would have received approximately $4,014,904 in base salary, bonus and benefits.

In addition, Mr. Stein’s stock option grants of November 2014, November 2016 and April 2018 have provisions with regard to post-employment vesting. If Mr. Stein’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	20%
During the third fiscal year after date of grant	40%
During the fourth fiscal year after date of grant	60%
During the fifth fiscal year after date of grant	80%
After the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Stein had died, become disabled, been terminated by the Company without cause, or had resigned from his employment for good reason on September 30, 2018, 60% of his November 2014 grant, 20% of his November 2016 grant and none of his April 2018 grant would have been permitted to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2018, Mr. Stein would have had 281,400 options vest, with a realized value of $22,637,412 (assuming the change in control price was $372.30 the closing price of the Company’s stock on the NYSE on September 28, 2018).

Termination Payments for W. Nicholas Howley, Executive Chairman

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2018, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, he would have received approximately $6,331,916 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was because he was not re-elected to the Board, he would have received approximately $3,362,916 in base salary, bonus and benefits.

Mr. Howley’s stock option agreement of November 2014 granting him 156,190 options vesting in 2019 has provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
On or after October 1, 2017 but before October 1, 2018	80%
On or after October 1, 2018 but before October 1, 2019	90%
On or after October 1, 2019	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 80% of those options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2015 granting him 133,517 options vesting in 2019 and his stock option agreement of November 2016 granting him 116,786 options vesting in 2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	30%
During the third fiscal year after date of grant	60%
During the fourth fiscal year after date of grant	80%
After the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 60% of his November 2015 options and 30% of his November 2016 options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2016 granting him 41,888 options vesting in 2017-2019 and his stock option agreement of November 2017 granting him 25,543 options vesting in 2018-2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	40%
During the third fiscal year after date of grant	80%
After the third fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 40% of his November 2016 options and none of his November 2017 options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2017 for 119,884 options vesting in 2020 also have provisions with regard to post-employment vesting but none would have been eligible to vest if Mr. Howley had been terminated on September 30, 2018.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2018, Mr. Howley would have had 560,298 options vest, with a realized value of $73,259,010 (assuming the change in control price was $372.30 the closing price of the Company’s stock on the NYSE on September 28, 2018).

Termination Payments for Other Named Executive Officers

Pursuant to the terms of their respective employment agreements, if Mr. Lisman, Mr. Skulina, Mr. Henderson or Mr. Valladares is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2018, none of Mr. Lisman, Mr. Skulina, Mr. Henderson or Mr. Valladares had unpaid but accrued base salary or benefits. If Mr. Lisman is terminated by reason of death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in his agreement and described under “Employment Agreements” below), he will receive (a) 1.25 times his annual salary, (b) 1.25 times the greater of (i) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 15 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If Mr. Skulina, Mr. Henderson or Mr. Valladares is terminated by reason of death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), he will receive, after 90 days’ notice in the case of termination without cause, (a) one times his annual salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If any of the aforementioned named executive officers had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2018, they would have received the following amounts in base salary, bonus and benefits:

Name	Potential Payout Upon Termination ($)
Michael Lisman	761,500
James Skulina	1,061,301
Robert Henderson	950,708
Jorge Valladares	1,018,175

In addition, the option grants in November 2014, November 2016, November 2017 and January 2018 for Mr. Skulina and the option grants in November 2014, November 2016, December 2016, November 2017

and December 2017 for Mr. Henderson and the option grants in November 2015 and November 2017 for Mr. Valladares have post-employment vesting provisions similar to those described above for Mr. Stein’s grants. Thus, if Mr. Skulina had died, become disabled, been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 60% of his November 2014 grant, 20% of his November 2016 and none of his November 2017 or January 2018 grants would have been permitted to vest in accordance with their terms; if Mr. Henderson had died, become disabled, been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2018, 60% of his November 2014 grant, 20% of his November 2016 grant, 40% of his December 2016 grant and none of his 2017 grants would have been permitted to vest in accordance with their terms; and if Mr. Valladares had died, become disabled, been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 80% of his November 2015 grant and none of his November 2017 grant would have been permitted to vest in accordance with their terms. Mr. Lisman does not have any pre-September 30, 2018 awards that have post-retirement vesting provisions, although his fiscal 2019 award has such provisions. Mr. Paradie was no longer an employee as of September 30, 2018.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2018, Messrs. Lisman, Skulina, Paradie, Henderson and Valladares would have had 8,860, 113,500, 13,440, 205,512 and 110,000 options, respectively, vest, with a realized value of $737,183, $13,321,625, $2,948,506, $11,239,251 and $12,244,650, respectively (assuming the change in control price was $372.30, the closing price of the Company’s stock on the NYSE on September 28, 2018).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2018, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($) (1)	Termination for Cause ($)	Termination Without Cause ($) (2)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason ($) (2)
Kevin Stein	22,637,412	--	4,014,904	4,014,904	4,014,904		--
W. Nicholas Howley	73,259,010	--	6,757,964	6,757,964	6,757,964	(3)	573,684
Michael Lisman	737,183	--	761,500	761,500	761,500		--
James Skulina	13,321,625	--	1,061,301	1,061,301	1,061,301		--
Terrance Paradie	2,948,506	n/a	n/a	n/a	n/a		n/a
Robert Henderson	11,239,251	--	950,708	950,708	950,708		--
Jorge Valladares	12,244,650	--	1,018,175	1,018,175	1,018,175		--

(1)

Amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.

(2)	For Mr. Howley, treated as a retirement, in which Mr. Howley would receive continued health care coverage pursuant to his employment agreement.

(3)	If Mr. Howley resigned for good reason because he was not re-elected to the Board of Directors he would receive only $3,378,982.

2018 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our Chief Executive Officer) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The values are as follows for 2018, our last completed fiscal year:

•	Mr. Stein’s annual total compensation — $23,471,608

•	Our median employee’s annual total compensation — $46,742

•	Ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation — 502:1

In determining our median employee, we chose September 30, 2018, the date of our last completed fiscal year. As of this date, we employed 9,677 persons in 19 countries. Consistent with SEC requirements, we reviewed our global employee population as of September 30, 2018 to prepare the pay ratio analysis. Our median employee was selected using total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the fiscal year (excluding our CEO). In determining our median employee, we did not use any of the exemptions permitted under SEC rules, and we included employees who joined TransDigm in connection with the acquisitions of Kirkhill, Extant and Skandia. Similarly, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Stein. Once we identified our median employee, we calculated such employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.

Employment Agreements

Employment Agreement with Mr. Stein, President and Chief Executive Officer

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with the Company to serve as Chief Operating Officer of the Company. The agreement, pursuant to which Mr. Stein currently serves as Chief Executive Officer, was most recently amended in April 2018. Unless earlier terminated by the Company or Mr. Stein, the current term of Mr. Stein’s employment agreement expires on October 1, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Stein’s annual base salary is $1,000,000 per annum for calendar year 2018 and may be increased but not decreased. In addition, Mr. Stein is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary.

Mr. Stein’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Stein’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Stein for certain enumerated good reasons, which include: (i) a material diminution in Mr. Stein’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) a reduction of Mr. Stein’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; (iii) the Company requires Mr. Stein, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (iv) the Company’s refusal to amend the agreement to extend the term or any renewal thereof at least one year or enter into a new agreement with Mr. Stein on substantially similar terms without providing Mr. Stein with severance benefits comparable to those in the agreement; or (v) any material breach of the agreement by the Company, then the Company will, pay Mr. Stein (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of Mr. Stein’s employment and following any termination of his employment, for a period of 24 months, Mr. Stein will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by the Company and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Stein’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Stein’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Stein is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Stein is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreement with Mr. Howley, Executive Chairman

Mr. Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Executive Chairman of the Company, was most recently amended and restated in April 2018. Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on September 30, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Howley’s annual base salary is $1,292,140 for calendar year 2018, $1,369,668 for calendar year 2019, $1,451,848 for calendar year 2020, $1,538,959 for calendar year 2021, $1,631,297 for calendar year 2022, $864,587 for calendar year 2023 and $916,463 for calendar year 2024. Mr. Howley will receive $7,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash as determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $7,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent application of the assumptions used by the Company in calendar 2014 when the prior employment agreement was executed, other than the price of the stock), and valued using the average closing prices for the 45 trading days immediately prior to the grant date. In addition, Mr. Howley is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined.

For options granted in lieu of cash salary and bonus, the performance vesting criteria for the options will be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017. The options granted in fiscal 2019 and fiscal 2020 will vest, to the extent the performance criteria is met, 80% at completion of the first fiscal year after the grant and 20% after the second fiscal year after the date of grant; and the options granted in fiscal 2021, 2022 and 2023 will vest, to the extent the performance criteria is met, 100% at completion of the first fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the employment agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley” on pages 42-44. Mr. Howley may elect one time during the term of the employment agreement not to continue to receive equity in lieu of his cash compensation and to receive his salary and annual incentive in cash for the remainder of the term of the agreement.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) Mr. Howley is not re-elected to the Board; (iii) the Company requires Mr. Howley, without his prior written consent, to be based at any specific office or location; (v) any material breach of the agreement by the Company; or (v) there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change, then the Company will, pay Mr. Howley (a) two times his annual salary minus an amount equal to the portion of annual base salary for the remainder of the calendar year in which the termination occurs that has already been included in the grant of options, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The agreement also provides that Mr. Howley will receive annual grants of a number of options valued at $12,589,475 in fiscal 2020, $13,030,107 in fiscal 2021, $13,486,160 in fiscal 2022, $6,979,088 in fiscal 2023 and $7,223,356 in fiscal 2024 on a Black Scholes basis (using consistent application of assumptions used by the Company in calendar 2014, other than stock price), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017. The options granted in 2019, 2020 and 2021 vest 40% at completion of the first fiscal year following grant, 40% at completion of the second year following grant and 20% at completion of the third year following grant. The options granted in 2022, 2023 and 2024 vest 50% at completion of the first fiscal year following grant and 50% at completion of the second year following grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley” on pages 42-44.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by the Company and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Named Executive Officers

Mr. Lisman entered into an employment agreement with the Company on July 27, 2018 on his promotion to Chief Financial Officer. Unless earlier terminated by the Company or Mr. Lisman the term of his agreement extends until December 31, 2023, with no automatic right of renewal.

Mr. Skulina entered into an employment agreement with the Company to serve as Executive Vice President on April 20, 2012 and was amended in October 2015. Unless earlier terminated by the Company or Mr. Skulina the term of his agreement extends until October 2019, with an automatic two year right of renewal.

Mr. Henderson entered into an employment agreement with the Company on February 24, 2011. The agreement was amended several times, most recently in November 2018. Mr. Henderson currently serves as Vice Chairman of the Company. Unless earlier terminated by the Company or Mr. Henderson the term of his agreement extends until December 31, 2021. The agreement has no automatic right of renewal.

Mr. Valladares entered into an employment agreement with the Company on October 23, 2013. The agreement has been amended, most recently in July 2018. Mr. Valladares currently serves as Chief Operating Officer of the Company. Unless earlier terminated by the Company or Mr. Valladares the term of his agreement extends until October 1, 2023, with no automatic right of renewal.

Mr. Paradie’s employment ended on April 2, 2018.

As of September 30, 2018, Mr. Lisman’s, Mr. Skulina’s, Mr. Henderson’s and Mr. Valladares’ respective annual base salaries were $460,000, $600,000, $520,000 and $600,000 and their annual incentive was targeted at 80% of their respective salaries. Under the terms of the employment agreements the annual base salary is subject to annual review but may be increased and not decreased subject to such review. Mr. Henderson receives his base salary and annual incentive primarily in equity.

The employment agreements provide that if Mr. Lisman, Mr. Skulina, Mr. Henderson or Mr. Valladares is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; or any material breach of this Agreement by the Company; or

•	due to his death or disability (as defined in his employment agreement)

the Company will, pay (a) Mr. Skulina, Mr. Henderson, and Mr. Valladares (after 30 days’ notice) one times his annual salary and Mr. Lisman 1.25 times his annual salary, (b) Mr. Skulina, Mr. Henderson and Mr. Valladares one times and Mr. Lisman 1.25 times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between the executive’s employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. Mr. Paradie’s employment agreement contained the same provisions.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by the Company. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Director Compensation

Messrs. Howley and Stein, the only directors who are also employees of the Company, do not receive any director fees.

Compensation for non-employee directors for 2018 was as follows:

•

An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees were paid.

•	An additional retainer of $15,000 to the chair of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairs of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, every two years, the Company makes a grant of stock options to each outside director valued at $300,000 on a Black Scholes basis covering compensation for two fiscal years, granted on the same terms and conditions as those granted to Company employees, which vests over five years. In fiscal 2018, all the outside directors (other than Ms. Santana, who received a grant at the beginning of fiscal 2019, which vests over four years) received such a grant for compensation in fiscal 2018 and 2019. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives – Options.” Non-employee directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $250,000 (with a grace period to reach such limit).

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife with medical and dental insurance coverage comparable to what they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007, TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for medical and dental insurance coverage, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2017 or 2018 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2018 was approximately $3,153.

The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
David Barr	135	59,865		—	60,000
William Dries	60,000	—		97,054	157,054
Mervin Dunn	5,135	59,865		97,054	162,054
Michael S. Graff	5,135	59,865		97,054	162,054
Sean P. Hennessy	45,031	29,969		97,054	172,054
Raymond Laubenthal	135	59,865		—	60,000
Gary McCullough	135	59,865		—	60,000
Douglas W. Peacock(3)	60,000	—		100,207	160,207
Michele Santana(4)	31	29,969		—	30,000
Robert J. Small	60,000	—		97,054	157,054
John Staer	60,000	—		97,054	157,054

(1)

Messrs. Barr, Laubenthal and McCullough and Ms. Santana elected to receive their semi-annual board retainer fees as stock. Mr. Hennessy elected to receive cash in March and stock in September. The shares were issued based on a value established on March 15, 2018 and September 14, 2018, on which dates the last closing prices of the common stock on the New York Stock Exchange were $296.00 and $369.99, respectively.

(2)

Represents amounts paid under the Company’s dividend equivalent plans described on pages 9 and 19-20. Also includes approximately $3,153 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

(3)	Mr. Peacock retired and did not stand for re-election at the 2019 annual meeting.

(4)	Ms. Santana was appointed a director on April 26, 2018.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our Proxy Statement and form of proxy for presentation at the Company’s 2020 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by October 1, 2019. If a stockholder wants to propose any matter for consideration of the stockholders at the 2020 Annual Meeting of Stockholders other than a matter brought pursuant to SEC Rule 14a-8, our bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) on or after December 13, 2019 and on or before January 12, 2020. If a stockholder submits a proposal after January 12, 2020, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.

The Company’s bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors. These procedures provide that nominations for director must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2020 Annual Meeting of Stockholders between November 13, 2019 and December 13, 2019.

In addition, the Company’s bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to the Company at its principal executive offices no earlier than September 1, 2019 and no later than October 1, 2019.

The specific requirements and procedures for shareowner proposals, director nominations and proxy access director nominations are set forth in our bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Notices of intention to present proposals or nominate directors at the 2020 Annual Meeting, and all supporting materials required by our bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

HOUSEHOLDING

The SEC permits a single set of annual report and proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement or if any such stockholder wishes to receive a separate proxy statement or annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to approve and adopt the 2019 Stock Option Plan. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of

Directors,

HALLE FINE TERRION

Secretary

ANNEX A

TRANSDIGM GROUP INCORPORATED

2019 STOCK OPTION PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding certain key employees, officers, directors and consultants of the Company and its Affiliates, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Options to Eligible Persons to encourage such persons to expend their maximum efforts in the creation of stockholder value. The Plan does not authorize the issuance of any equity awards other than Options.

2. Definitions.

For purposes of the Plan and related Option Agreements, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity.

(b) “Applicable Laws” means the requirements related to or implicated by the administration or the Plan under applicable state corporate law, federal and statute securities laws, the Code, any stock exchange or quotation system on which the shares of Stock are listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Cause, (i) acts of personal dishonesty, gross negligence or willful misconduct on the part of a Participant in the course of his or her employment or services; (ii) a Participant’s engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company or its Affiliates; (iii) misappropriation by a Participant of the assets or business opportunities of the Company or its Affiliates; (iv) embezzlement or fraud committed by a Participant, at his or her direction, or with his or her personal knowledge; (v) a Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or its Affiliates; or (vi) failure by a Participant to follow the lawful directions of a superior officer or the Board. If there is an employment agreement between a Participant and the Employer defining Cause, “Cause” shall have the meaning provided in such agreement. Unless an applicable employment agreement otherwise provides, the Committee, in its absolute discretion, will determine the effect of all matters on questions relating to whether a Participant has been discharged for Cause.

(e) “Change in Control” means:

(i) A change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Board or such other committee appointed by the Board consisting of two or more individuals.

(h) “Company” means TransDigm Group Incorporated, a Delaware corporation.

(i) “Disability” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. If there is an employment agreement between a Participant and the Employer defining Disability, “Disability” has the meaning provided in such agreement.

(j) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired by exercise of an Incentive Stock Option made within the period that is (i) two years after the date the Participant was granted the Incentive Stock Option or (ii) one year after the date the Participant acquired Stock by exercising the Incentive Stock Option.

(k) “Effective Date” shall mean the date this Plan is adopted by the Board of Directors.

(l) “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates; (iii) each other person who provides substantial consulting or advisory services to the Company and/or its Affiliates and who is designated as eligible by the Committee; and (iv) any person who has been offered employment by the Company or its Affiliates; provided, that such prospective employee may not receive any payment or exercise any right relating to an Option until such person has commenced employment with the Company or its Affiliates. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(m) “Employer” means either the Company or an Affiliate of the Company that the Participant (determined without regard to any transfer of an Option) is principally employed by or provides services to, as applicable.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(o) “Expiration Date” means the date upon which the term of an Option expires, as determined under Section 5(b).

(p) “Fair Market Value” means (i) if the Stock is listed on a national securities exchange, the closing price reported on the primary exchange with which the Stock is listed and traded on the date of determination, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (ii) if the Stock is not listed on any national securities exchange but is listed on the Nasdaq National Market System, the last sale price reported on the date of determination, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported. If the Stock is not listed on a national securities exchange or the Nasdaq National Market System, the Fair Market Value means the amount determined by the Board in good faith to be the fair market value per share of Stock, on a fully diluted basis.

(q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s) “Option” means a conditional right, granted to a Participant under Section 5, to purchase Stock at a specified price during specified time periods. Options under the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(u) “Participant” means an Eligible Person who has been granted an Option under the Plan, or if applicable, such other person or entity who holds an Option.

(v) “Plan” means this TransDigm Group Incorporated 2019 Stock Option Plan.

(w) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3.

(x) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(y) “Stock” means the Company’s common stock, $0.01 par value, and such other securities as may be substituted for Stock pursuant to Section 6.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee has full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Options; (iii) determine the type, number of shares of Stock subject to, and other terms and conditions of, and all other matters relating to, Options; (iv) prescribe Option agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Option agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Options under the Plan to non-employee directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. Any action of the Committee shall be final, conclusive and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants and beneficiaries of Participants.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action relating to an Option granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, that upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. The Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Option granted under the Plan to (i) any person who is an “insider” within the meaning of Section 16 of the Exchange Act or (ii) any person or entity who is not an employee of the Company or any of its Affiliates shall be expressly approved by the Committee.

(d) Section 409A. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Option under the Plan, to the extent applicable.

4. Shares Available Under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 6, the total number of shares of Stock reserved and available for delivery in connection with Options under the Plan is 4,000,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Option. To the extent that an Option expires or is canceled, forfeited, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Option related, the undelivered shares will again be available for grant; provided, however, that any shares subject to an Option that are surrendered to pay the exercise price or taxes related to the exercise of such Option shall not be available for re-granting and shall be extinguished from the Plan.

(c) Award Limitation. Subject to the provisions of Section 8, no Employee shall be eligible to be granted Options covering more than 1,500,000 shares of Stock during any calendar year. This subsection (c) shall not apply until the earliest date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

5. Options.

(a) General. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are employed by the Employer and in accordance with Section 5(h). The provisions of separate Options shall be set forth in an Option Agreement, which agreements need not be identical.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options and paid, to the extent permitted by applicable statutes and regulations: (a) in immediately available funds in United States dollars, or by certified or bank cashier’s check at the time the option is exercised; (ii) by surrender to the Company of shares of Stock that (A) have been held by the Participant for at least six-months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes), or (B) were acquired from a person other than the Company (i.e., a stock-for-stock exchange); (iii) a “cashless” exercise program established with a broker selected by the Company; or (iv) at the discretion of the Committee, (A) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value on the date of exercise equal to the aggregate Option Exercise Price or (B) in any other form of legal consideration that may be acceptable to the Committee; or (v) by any combination of the foregoing methods. Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in the Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s termination of employment or services with the Employer for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires.

(f) Transferability of Options. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Nonqualified Stock Options shall not be transferable except by will or the laws of descent and distribution, except that the Committee may permit any portion of a Nonqualified Stock Option to be transferred to, exercised by and paid to certain persons or entities related to such Participant, including but not limited to members of such Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of such Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with such Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

(g) Termination of Employment or Service. Except as may otherwise be provided by the Committee in the Option Agreement or otherwise:

(i) If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates for any reason other than (A) by the Employer for Cause, or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to the Options shall cease, (2) any unvested Options shall expire as of the date of such termination, and (3) any vested Options shall remain exercisable until the earlier of the Expiration Date or the date that is six (6) months after the date of such termination.

(ii) If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates by reason of such Participant’s death or Disability, (A) all vesting with respect to the Options shall cease, (B) any unvested Options shall expire as of the date of such termination, and (C) any vested Options shall expire on the earlier of the Expiration Date or the date that is twelve (12) months after the date of such termination due to death or Disability of the Participantand shall be exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or the applicable laws of descent and distribution.

(iii) If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer is terminated by the Employer for Cause, all Options (whether or not vested) shall immediately expire as of the date of such termination.

(h) Special Provisions Applicable to Incentive Stock Options.

(i) No Incentive Stock Option may be granted to any Participant who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Option (A) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option; and (B) cannot be exercised more than five (5) years after the date it is granted.

(ii) To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iii) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be granted or purchased pursuant to Options granted hereunder, the number of shares that may be granted or purchased pursuant to Options in any calendar year, the number of shares of Stock covered by each outstanding Option, and the price per share thereof in each such Option shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price or kind of a share of Stock or other consideration subject to such Options (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Option; or (ii) in the event of any change in applicable laws or any change in circumstances that results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as may otherwise be provided in an Option agreement, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), in lieu of providing the adjustment set forth in subsection (a) above, the Committee may, in its discretion, “cash-out” vested and/or unvested Options by providing that such vested and/or unvested Options shall be cancelled as of the consummation of such Corporate Event, and that holders of Options will receive a payment in respect of cancellation of their Options based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Options subject to exercise, the applicable exercise price; provided, however, that holders of “performance vested” Options shall only be entitled to consideration in respect of cancellation of such Options to the extent that applicable performance criteria are achieved prior to or as a result of such Corporate Event, and shall not otherwise be entitled to payment in consideration of cancelled unvested Options. Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Option to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Option at such time.

(c) Fractional Shares. Any such adjustment may provide for the elimination of any fractional share that might otherwise become subject to an Option.

7. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

8. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock that are subject to Options hereunder until such shares have been issued to that person.

9. Employment or Service Rights.

No individual shall have any claim or right to be granted an Option under the Plan or, having been selected for the grant of an Option, to be selected for a grant of any other Option. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

10. Compliance with Laws.

The obligation of the Company to deliver Stock upon vesting and/or exercise of any Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Option unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon exercise or settlement of Options. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

11. Withholding Obligations.

As a condition to the vesting and/or exercise of any Option, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all Federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting and/or exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their Fair Market Value as of the settlement date of the Option; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to such Option.

13. Amendment of the Plan or Options.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that, except as contemplated by Section 6, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice of counsel, whether such amendment will be contingent on stockholder approval.

(b) Amendment of Options. The Committee, at any time, and from time to time, may amend the terms of any one or more Option awards; provided, however, that the rights under any Option shall not be impaired by any such amendment unless the Participant consents in writing.

14. Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

15. Effective Date of the Plan.

The Plan is effective as of the date of adoption by the Board of Directors.

16. Miscellaneous.

(a) Participants Outside of the United States. The Committee may modify the terms of any Option under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Option shall conform to laws, regulations and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Option to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Option to a Participant who is a resident or primarily employed in the United States. An Option may be modified under this Section 16(a) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Option is modified.

(b) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(c) Payments Following Accidents or Illness. If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(d) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(e) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(f) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(g) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(h) Clawback. Notwithstanding any other provisions in the Plan, Options, any shares of Stock acquired on exercise and any proceeds from the sale thereof will be subject to such deduction and clawback recovery to the extent required by Applicable Laws.

ANNEX B

Forward-Looking Statements

Statements in this proxy statement that are not historical facts, including statements under the heading “Guidance Mid-Point Fiscal Year Ended September 30, 2019,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions, including our acquisition of Esterline; our indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this proxy statement.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this proxy statement as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income, please see the following reconciliation.

RECONCILIATION OF NET INCOME TO EBITDA AS DEFINED

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	Thirty-Nine Week Period Ended June 29, 2019	Guidance Mid- Point Fiscal Year Ended September 30, 2019 (1)
	(in millions)
Net income (loss)	$163	$163	$172	$325	$303	$307	$447	$586	$597	$957	$543	$776
Less (income) loss from discontinued operations	—	—	(20)	—	—	—	—	—	32	4	—	—
Depreciation and amortization expense	28	30	61	68	73	96	94	122	141	130	148	220
Interest expense, net	84	112	185	212	271	348	419	484	602	663	615	865
Income tax provision (benefit)	88	88	77	163	146	142	189	182	209	24	179	247
Warrant put value adjustment	—	—	—	—	—	—	—	—	—	—	—	—
Extraordinary item	—	—	—	—	—	—	—	—	—	—	—	—

EBITDA	363	393	475	768	793	893	1,149	1,374	1,581	1,778	1,485	2,108
Merger expense	—	—	—	—	—	—	—	—	—	—	—	—
Refinancing costs	—	—	72	—	30	132	18	16	40	6	3	4
Acquisition related costs	6	12	30	19	26	21	37	58	31	29	186	230
Non-cash compensation and deferred compensation costs	6	7	13	22	49	26	32	48	46	59	70	93
One-time special bonus	—	—	—	—	—	—	—	—	—	—	—	—
Other nonrecurring charges	—	—	—	—	2	1	(2)	(1)	13	5	5	—
Public offering costs	—	—	—	—	—	—	—	—	—

EBITDA As Defined	$375	$412	$590	$809	$900	$1,073	$1,234	$1,495	$1,711	$1,877	$1,749	$2,435

RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME

	2018	Thirty-Nine Week Period Ended June 29, 2019	Guidance Mid- Point Fiscal Year Ended September 30, 2019 (1)
	(in millions)
Net income from continuing operations	$962	$543	$776
Gross adjustments from EBITDA to EBITDA as Defined	99	264	327
Purchase accounting backlog amortization	4	19	32
Tax adjustment	(74)	(94)	(117)

Adjusted net income	$991	$732	$1,018

(1)	Guidance mid-point fiscal year ended September 30, 2019 information reflects the mid-point of the guidance range for the fiscal year ended 9/30/19 that was updated on 8/06/19.

RECONCILIATION OF NET INCOME TO EBITDA AS DEFINED

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(in millions)
Net income (loss)	$1	$3	$14	$(17)	$11	$14	$31	$(76)	$14	$35	$25	$89	$133
Less (income) loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—
Depreciation and amortization expense	7	6	7	6	7	9	13	10	18	17	16	24	25
Interest expense, net	5	3	3	23	28	32	37	43	75	80	77	92	93
Income tax provision (benefit)	2	5	13	(2)	8	9	17	(45)	6	23	16	53	74
Warrant put value adjustment	2	5	7	—	—	—	—	—	—	—	—	—	—
Extraordinary item	—	2	—	—	—	—	—	—	—	—	—	—	—

EBITDA	17	24	44	10	54	64	98	(68)	113	155	134	258	325
Merger expense	—	—	—	40	—	—	—	176	—	—	—	—	—
Refinancing costs	—	—	—	—	—	—	—	—	—	—	49	—	—
Acquisition related costs	—	1	—	1	—	8	—	15	20	2	1	9	2
Non-cash compensation and deferred compensation costs	—	—	—	—	—	—	—	1	6	7	1	6	6
One-time special bonus	—	—	—	—	—	—	—	—	—	—	6	—	—
Other nonrecurring charges	—	—	—	—	—	—	—	—	—	—	—	—	—
Public offering costs	—	—	—	—	—	—	—	—	—	—	3	2	—

EBITDA As Defined	$17	$25	$44	$51	$54	$72	$98	$124	$139	$164	$194	$275	$333

TRANSDIGM GROUP INCORPORATED THE TOWER AT ERIEVIEW 1301 EAST 9TH STREET, STE 3000 CLEVELAND, OH 44114
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The Board of Directors recommends you vote FOR the following proposal:
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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
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TRANSDIGM GROUP INCORPORATED Special Meeting of Stockholders October 3, 2019 9:00 AM

This proxy is solicited by the Board of Directors
The undersigned hereby appoints Kevin Stein and Michael Lisman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on August 16, 2019 at the Special Meeting of Stockholders to be held on October 3, 2019, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Special Meeting of Stockholders and the related Proxy Statement dated August 30, 2019 is hereby acknowledged.
If no instructions are given, the proxies will vote FOR Proposal 1 (approval of the 2019 Stock Option Plan).
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